Exhibit 2.1

EXECUTION VERSION

SENIOR UNSECURED FIXED RATE

JAPANESE YEN TERM LOAN

CREDIT AGREEMENT

dated as of

March 28, 2012

among

TEVA PHARMACEUTICAL INDUSTRIES LIMITED,

as Guarantor,

TEVA HOLDINGS GK,

as Initial Borrower,

THE ADDITIONAL BORROWERS PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

SUMITOMO MITSUI BANKING CORPORATION,

as Administrative Agent

MIZUHO CORPORATE BANK, LTD.

and

SUMITOMO MITSUI BANKING CORPORATION, BRUSSELS BRANCH,

as Coordinators,

MIZUHO CORPORATE BANK, LTD.,

SUMITOMO MITSUI BANKING CORPORATION, BRUSSELS BRANCH

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Mandated Lead Arrangers and as Bookrunners,

DEVELOPMENT BANK OF JAPAN INC.,

as Co-Arranger,

and

SUMITOMO MITSUI BANKING CORPORATION, BRUSSELS BRANCH,

as Documentation Agent

White & Case LLP

5 Old Broad Street

London EC2N 1DW

i

ii

SCHEDULES:

Schedule 2.01	-	Commitments
Schedule 2.10	-	Mandatory Cost Formulae
Schedule 3.18	-	Stamp Taxes
Schedule 6.03	-	Existing Liens

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Accession Agreement
Exhibit E	-	Form of Appointment of English Process Agent

iii

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”), dated as of March 28, 2012, is among TEVA PHARMACEUTICAL INDUSTRIES LIMITED, an Israeli company registered under no 52-0013-954, the registered address of which is at Har Hozvim, Jerusalem, ISRAEL (the “Company”, “Guarantor” or “Parent”), TEVA HOLDINGS GK, a Godo Kaisha organized under the laws of Japan registered under no 0104-03-008857, the registered address of which is at 1-5, Toranomon 5-chome, Minato-ku, Tokyo, Japan, and a Subsidiary of the Company (“Teva Japan” or the “Initial Borrower”), the Additional Borrowers party hereto from time to time, the Lenders party hereto from time to time, and SUMITOMO MITSUI BANKING CORPORATION (the “Administrative Agent”).

The parties here to agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accession Agreement” means an agreement substantially in the form attached hereto as Exhibit D or any other form approved by the Administrative Agent.

“Additional Borrower” means Parent or any wholly-owned Subsidiary to the extent the same becomes a Borrower under this Agreement in accordance with Section 10.01.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Aggregate Commitments” means, with respect to any Tranche, the aggregate amount of all of the Lenders’ Commitments under such Tranche.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Social Force” means any of the Persons, groups or individuals described in Sections 3.19(a) through (n).

“Applicable Base Rate” means, with respect to any Tranche, the Applicable Cost of Rate Fixing for such Tranche plus the Applicable Fixed Rate Base Rate for such Tranche.

“Applicable Cost of Rate Fixing” means (a) with respect to any Tranche A Loan, 0.05% per annum and (b) with respect to any Tranche B Loan, 0.06% per annum.

“Applicable Margin” means (a) with respect to Tranche A Loans 0.65% per annum and (b) with respect to Tranche B Loans 0.90% per annum.

“Applicable Percentage” means (a) with respect to any Tranche A Lender, the percentage of the total Tranche A Aggregate Commitments of all Tranche A Lenders represented by such Tranche A Lender’s Tranche A Commitments and (b) with respect to any Tranche B Lender, the percentage of the total Tranche B Aggregate Commitments of all Tranche B Lenders represented by such Tranche B Lender’s Tranche B Commitments. If the Aggregate Commitments of any Tranche have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Commitments most recently in effect, giving effect to any assignments.

“Applicable Fixed Rate Base Rate” means, for each Tranche, an amount per annum to be calculated by the Administrative Agent (which calculation shall be conclusive and binding on all parties hereto, absent manifest error) at approximately 5:00 p.m., Tokyo time, on the Base Rate Calculation Date based on:

(x) the applicable 5:00 p.m. (Tokyo time) JPY Interest Rate (6-month JPY LIBOR; Mid-Rate) as of the Base Rate Calculation Date, as quoted on the applicable Bloomberg MEITAN Tradition Page MTSW1 (or on any successor or substitute therefor provided by another page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) for the applicable Tranche tenor (i.e. 5 years in respect of the Tranche A Loans and 7 years in respect of the Tranche B Loans, as applicable); minus

(y) the applicable 5:00 p.m. (Tokyo time) MEITAN JPY 6-month vs 3-month Basis (Mid-Rate) as of the Base Rate Calculation Date, as quoted on the applicable Bloomberg MEITAN Tradition Page MTBB1 (or on any successor or substitute therefor provided by another page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) for the applicable Tranche tenor (i.e. 5 years in respect of the Tranche A Loans or 7 years in respect of the Tranche B Loans, as applicable).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.05), and accepted by the Administrative Agent, substantially in the form attached hereto as Exhibit A or any other form approved by the Administrative Agent and Parent.

“Availability Period” means: (a) in relation to the Tranche A Commitment, the period from and including the Signing Date to but excluding the earlier of the date occurring three months following the Signing Date and the date of termination of the Tranche A Commitments and (b) in relation to the Tranche B Commitment, the period from and including the Signing Date to but excluding the earlier of the date occurring three months following the Signing Date and the date of termination of the Tranche B Commitments.

“Bankruptcy Event” has the meaning set forth in Section 7.01(g).

“Bankruptcy Law” has the meaning set forth in Section 7.01(g).

“Base Rate Calculation Call” has the meaning set forth in Section 2.03.

“Base Rate Calculation Date” means the date occurring two Business Days prior to the Draw Down Date specified in the Borrowing Request delivered by the applicable Borrower pursuant to Section 2.03.

“Basel III” means “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer” published by the Basel Committee on 16 December 2010, and any other finalized form of standards published by the Basel Committee that addresses such proposals.

“Basel Committee” means the Basel Committee on Banking Supervision.

“Benchmark Reference Bank” has the meaning set forth in Section 2.11.

“Bookrunners” has the meaning set forth on the cover hereof.

“Bookrunners Fee Letter” means that certain Bookrunners Fee Letter dated as of February 6, 2012 among the Parent and the Bookrunners.

“Borrower” or “Borrowers” means each or any of the Initial Borrower and each Additional Borrower.

“Borrowing Request” means a request by a Borrower for a Loan in accordance with Section 2.03, and being in the form of attached Exhibit B or any other form approved by the Administrative Agent.

“Break Costs” has the meaning set forth in Section 2.14.

“Break Event” has the meaning set forth in Section 2.14.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in London or Tokyo are authorized or required by law to remain closed.

“Cephalon Acquisition Financing Facilities” means each of the (x) Revolving Credit Facility Agreement, dated 13 June 2011, between, among others, Parent, as borrower, Citibank N.A., as administrative agent, HSBC Bank Plc, as documentation agent, and the lenders as set out therein, (y) the Term Loan Agreement, dated 13 June 2011, between, among others, Parent, as borrower, Citibank N.A., as administrative agent, HSBC Bank plc, as documentation agent, and the lenders as set out therein, and (z) the Bridge Loan Agreement, dated 13 June 2011, between, among others, Parent, as borrower, Citibank N.A., as administrative agent, HSBC Bank plc, as documentation agent, and the lenders as set out therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, adoption or application thereof by any Governmental Authority or (c) the making or issuance of, and compliance by the relevant Lender with, any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Japan or any other foreign regulatory authorities, in each case pursuant to Basel III, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

“Change of Control” shall be deemed to occur upon the occurrence of any one or more of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the voting power or economic interests of the Parent,

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors), or

(c) the Parent shall cease to directly or indirectly beneficially own and control 100% of the equity interests in any one or more of the Subsidiary Borrowers (provided that, for the avoidance of doubt, the provisions of this clause (c) shall not apply to any Subsidiary Borrower that has been or will contemporaneously be released as a Borrower in accordance with Section 10.02).

“Co-Arranger” has the meaning set forth on the cover hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, such Lender’s Tranche A Commitment or Tranche B Commitment, as the context requires.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, or the transactions contemplated by this Agreement or the other Loan Documents.

“Company” has the meaning specified in the preamble hereto.

“Consolidated Cash and Cash Equivalents” means, with respect to any Person, the:

(a) cash on hand or on deposit with any bank of such Person; plus

(b) all other assets held by such Person that should be classified as “cash equivalents” in accordance with GAAP,

included in the cash and cash equivalents accounts listed on the consolidated balance sheet of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding any such cash or cash equivalents subject to an Encumbrance, other than non-consensual Permitted Encumbrances).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Coordinators” has the meaning set forth on the cover hereof.

“Credit Exposure” means, with respect to any Lender under any Tranche at any time, the sum of the outstanding principal amount of such Lender’s Tranche A Loans (in the case of Tranche A Lenders) and Tranche B Loans (in the case of Tranche B Lenders), as applicable, at such time.

“Credit Extension” means the making of a Loan by a Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender with respect to which a Lender Default then exists.

“Dispute” has the meaning set forth in Section 11.10(b).

“Disruption Event” means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement (or otherwise in order for the transactions contemplated by the Loan Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties hereto; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party hereto preventing that, or any other party hereto:

(i) from performing its payment obligations under the Loan Documents; or

(ii) from communicating with other Loan Parties in accordance with the terms of the Loan Documents,

and which (in either such case of clause (i) or (ii) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Documentation Agent” has the meaning set forth on the cover hereof.

“Dollars,” “dollars,” “$” or “US$” refers to lawful money of the United States of America.

“Draw Down Date” has the meaning set forth in Section 2.01.

“EBITDA” means, for any Test Period, the consolidated income before income taxes of Parent and its Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP:

(a) adding thereto (without duplication) the income before income taxes of any Subsidiary or business or assets acquired during that Test Period for the part of that Test Period when it is not a Subsidiary and/or the business or assets were not owned by Parent or its Subsidiaries, but

(b) excluding the income before income taxes attributable to any Subsidiary or to any business or assets sold during the Test Period,

(c) all as adjusted by (without duplication):

(i) adding back Net Interest Payable;

(ii) excluding from such income before taxes any extraordinary, unusual or non-recurring expense or loss (including any extraordinary litigation or claim settlement charges or expenses) or gain (together with the tax consequences of such expense or loss or gain, as the case may be), recorded or recognized by the Parent or any Subsidiary during such Test Period;

(iii) excluding any amount attributed to minority interests to the extent reflected in income before income taxes;

(iv) adding back depreciation and amortization expenses;

(v) adding back any non-cash restructuring and non-cash integration costs incurred in respect of restructurings, plant closings, headcount reductions, cost reductions or any other similar action (including, without limitation, with respect to any acquisition) and any other non-cash charges and expenses of the Parent or its Subsidiaries reducing such consolidated income (including, without limitation, compensation expenses realized for the grants of performance shares, stock options, stock purchase rights or other rights to officers, directors and employees of the Parent or any Subsidiary) (but excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory);

(vi) adding back any write-off of deferred financing costs in connection with the prepayment or repurchase of Indebtedness prior to the maturity thereof);

(vii) adding back any fees, costs and expenses incurred by Parent or any Subsidiary in connection with the making of any acquisition (including, without limitation, any severance or restructuring costs or expenses, whether or not payable in cash, related to such acquisition), the incurrence of Indebtedness or the issuance of capital stock, whether or not the applicable transaction is consummated;

(viii) adding back any fees, costs and expenses in connection with the negotiation, execution and/or original syndication of this Agreement and/or the Cephalon Acquisition Financing Facilities;

(ix) adding back any acquisition related costs, restructuring reserves, adjustments to acquired contingent liabilities and assets, adjustments made for earn-outs and other forms of contingent consideration and adjustments made to acquisition related deferred tax asset and income tax reserves incurred by the Parent or its Subsidiaries in connection with the acquisition of, merger, amalgamation or consolidation with, any Person expensed in computing such consolidated net income to the extent the same would have been capitalized prior to the adoption of Statement of Financial Accounting Standards No. 141R, Business Combinations; and

(x) taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by Parent or a Subsidiary during the Test Period, and

(d) subtracting from such consolidated income before income taxes the aggregate amount of all non-cash items increasing such consolidated income before income taxes (other than accrual of revenue or recording of receivables in the ordinary course of business) for such Test Period.

For purposes of this definition, a gain, expense or loss shall only be deemed as being “extraordinary,” “unusual” or “non-recurring” if either (x) it is classified (in accordance with GAAP) as “extraordinary” or “unusual” on the face of the annual or quarterly consolidated financial statements of the Parent or (y) (i) it is a gain, expense or loss realized during the Test Period that in the good faith judgment of senior management of the Parent is not reasonably likely to recur within the two years following such period and (ii) there has not been another gain, expense or loss identical or similar to such gain, expense or loss realized within the preceding two years.

With respect to any period during which an acquisition or asset sale has occurred (each, a “Subject Transaction”), for purposes of determining the Interest Cover Ratio and the Total Consolidated Net Debt to EBITDA ratio, without duplication of clauses (a) and (b) above, EBITDA shall be calculated with respect to such period on a pro forma basis using the historical audited financial statements of any business so acquired (as if such acquisition had been effected on the first day of such Test Period) or sold (as if such sale had been effected immediately prior to the beginning of such Test Period).

“Effective Date” means the first Business Day on which the conditions precedent of Section 4.01 are each satisfied in full or waived.

“Eligible Assignee” means any Person to whom a Loan, Commitment and other rights and obligations under this Agreement may be assigned in accordance with Section 11.05(b).

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s (the “Treasury”) Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other requirement of law.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Encumbrance” means mortgage, charge, pledge, lien, assignment by way of security, hypothecation, security interest, title retention, preferential right or trust arrangement or any other security agreement or arrangement having a similar effect.

“Environmental Law” means any statutory or common law, treaty, convention, directive or regulation having legal or judicial effect whether of a criminal or civil nature, concerning the environment, the preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code, as amended by the Pension Protection Act of 2006, with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an

application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by Parent or any Subsidiary or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Parent, any Subsidiary or any of their ERISA Affiliates from the Pension Benefit Guaranty Corporation (or any successor entity performing similar functions) or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any of Parent, any of its Subsidiaries or any of their ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any of Parent, any of its Subsidiaries or their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security or the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any of Parent or any of its Subsidiaries; and (l) any event similar to any event described in (a) through (k) above but with respect to a Non-US Plan.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Issuances” has the meaning assigned to such term in Section 2.08(d).

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender or other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, by Japan, by any state or prefecture of any of the foregoing (including any locality or subdivision thereof) or the District of Columbia or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America, Japan or any state or prefecture of any of the foregoing or the District of Columbia or any similar tax imposed by any other jurisdiction in which the Administrative Agent, such Lender or such other recipient is located, (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 2.17(b)), any withholding tax that is attributable to such Lender’s failure to comply with Section 2.15(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.15(a), (d) any tax that is attributable solely to the Administrative Agent, such Lender, or such other recipient’s (as the case may be) failure to comply with sections 1471 or 1472 of the Code and/or any Treasury regulations promulgated thereunder or other official interpretations thereof and (e) in the case of a Non-Qualifying Lender, any Japanese withholding tax that is imposed on amounts payable hereunder to such Non-Qualifying Lender at the time such Non-Qualifying Lender becomes a party hereto (or designates a new lending office), it being understood and agreed with respect to this subclause (e) that (x) if a Lender was a Qualifying Lender at the time such Lender became party to this Agreement and as a result of a Change in Law or a treaty change which went into effect after such Lender became a party hereto such Lender would no longer have otherwise been a Qualifying Lender, then such Lender shall none-the-less be deemed to be a Qualifying Lender and if such Lender transfers or assigns or participates out its Loan or interest therein to a different Lender (which assignee is in the same tax jurisdiction (for purposes of Japanese withholding tax) as the assigning Lender or is a branch of a financial institution based in the same tax jurisdiction as the assigning Lender (even if the branch is in another jurisdiction)) or re-books such Loan in a different booking office, such Loan shall at all times be deemed to be lent by a Qualifying Lender (even if the assignee, transferee or participant would not have otherwise been deemed a Qualifying Lender) and such Loan or interest therein shall be subject to the gross-up provisions of this Agreement, (y) if a Lender is assigned a Loan or portion thereof at the pursuant to a request by Borrower under Section 2.17 that Loan or portion thereof so assigned shall at all times be deemed lent by a Qualifying Lender and shall be subject to the gross-up provisions of this Agreement and (z) this subclause (e) shall not apply to any Taxes imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.16(c).

“Existing Senior Unsecured Japanese Yen Revolving Credit Agreement” means that certain 1-Year Senior Unsecured Japanese Yen Revolving Credit Agreement dated as of July 6, 2011 (as restated, amended, modified, supplemented and in effect from time to time), among Teva Pharmaceutical Industries Limited, Asaph Farmaceutische Onderneming B.V., the lenders party thereto and Sumitomo Mitsui Banking Corporation, as administrative agent for such lenders.

“Fee Letter” means each of (x) the Bookrunners Fee Letter and (y) the Agency Fee Letter, dated as of February 6, 2012 among the Parent and the Administrative Agent, in each case, as the same may be amended from time to time.

“Final Maturity Date” means the latest of the Tranche A Maturity Date and the Tranche B Maturity Date.

“Finance Parties” means any of the Administrative Agent and/or any Lender.

“Financial Officer” means with respect to any Loan Party, the chief financial officer, principal accounting officer, treasurer or controller of such Loan Party.

“Financing Arrangement” means with respect to Parent and its Subsidiaries the (i) sale, transfer or other disposition of any of the assets or property owned by Parent or its Subsidiaries on terms whereby they are leased or re-acquired by Parent or its Subsidiaries, (ii) sale, transfer or other disposition of any of its receivables on recourse terms, (iii) entering into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts, or (iv) entering into any other preferential arrangement having a similar effect, in each case in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing or refinancing all or part of the acquisition of assets or property or the cost of installation, construction or improvement thereof, in each case which results in an Encumbrance on such assets or property.

“GAAP” means generally accepted accounting principles in the United States of America. Subject to the provisions of Section 6.02(b), the Parent may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP (subject to Section 6.02(b)). The Parent shall give prompt notice of any such election made in accordance with this definition to the Administrative Agent and the Lenders.

“Governmental Authority” means the government of the United States of America, Japan or Israel or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including self-regulatory body), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means the Parent.

“Guaranty” means the Guaranty issued by Parent pursuant to Article IX hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” of a Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that the amount of such Indebtedness shall be the lesser of (x) the fair market value of such property at such date of determination (as determined in good faith by the Borrower) and (y) the aggregate principal amount of such Indebtedness of such other Person), (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The indebtedness of any Person shall include the indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such

Person is liable therefore as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such indebtedness expressly provide that such Person is not liable therefor, provided however, that Indebtedness of any Person shall not include (A) trade payables; (B) any contingent obligations incurred in connection with letters of credit, letters of guaranty or similar instruments obtained or created in the ordinary course of business to support obligations of such Person that do not constitute Indebtedness; or (C) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

“Initial Borrower” has the meaning set forth in the preamble hereto.

“Interest Cover Ratio” means, with respect to any Test Period, the ratio of (i) EBITDA for such Test Period to (ii) Net Interest Payable during such Test Period.

“Interest Payable” means all interest, acceptance commission and any other continuing, regular or periodic costs and expenses in the nature of interest and amortization of debt discount (whether paid, payable or capitalized), incurred by Parent and its consolidated Subsidiaries in effecting, servicing or maintaining Total Consolidated Debt during a Test Period but excluding exchange differentials; provided, that, with respect to any period during which a Subject Transaction has occurred, for purposes of determining the Interest Cover Ratio, Interest Payable shall be calculated with respect to such period on a pro forma basis using the consolidated financial statements of the Parent and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period.

“Interest Payment Date” means the numerically corresponding day in the calendar month that is three months after the Draw Down Date, and, thereafter, each subsequent three month anniversary of the Draw Down Date (corresponding to the numerical day in the calendar as the Draw Down Date) for as long as Loans remain outstanding; provided, that:

(i) whenever an Interest Payment Date would otherwise occur on a day other than a Business Day, such Interest Payment Date shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause such Interest Payment Date to occur in the next succeeding calendar month, such Interest Payment Date shall occur on the immediately preceding Business Day; and

(ii) should the Drawdown Date occur on a day of a calendar month for which there is no numerically corresponding day in any third subsequent calendar month, then such Interest Payment Date shall end on the last Business Day of that third subsequent calendar month.

“Interest Period” means, for each Loan, the period from the Draw Down Date to the next succeeding Interest Payment Date and thereafter, each subsequent period from the most recent Interest Payment Date to the next succeeding Interest Payment Date.

“Interest Receivable” means, in respect of any Test Period, interest and amounts in the nature of interest received during that period by Parent and its consolidated Subsidiaries, calculated on a pro forma basis (as set forth in the proviso of the definition of Interest Payable) to the extent a Subject Transaction occurred during such Test Period.

“IRRA” shall have the meaning assigned to such term in Section 11.15.

“Japanese Borrower” means any Borrower incorporated or organized under the laws of Japan.

“Japanese GAAP” means generally accepted accounting principles in Japan.

“Japanese Material Subsidiary” means any Material Subsidiary incorporated or organized under the laws of Japan.

“JPY”, “Yen” or “¥” means the lawful currency of Japan.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.19.

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.19.

“Lender Certificate” shall have the meaning assigned to such term in Section 2.14. “Lender Default” means, as to any Lender, (i) the refusal (which has not been retracted) of such Lender or the failure of such Lender to make available its portion of any Loan (unless (x) such refusal or failure is a result of an administrative or technical error or a Disruption Event and payment is made within two Business Days of its due date or (y) such Lender is reasonably disputing in good faith as to whether it is required to make the payment in question), (ii) such Lender has been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority (provided that as to any Lender, a Lender Default shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or any other jurisdiction of such Governmental Authority, or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender), or (iii) such Lender having notified the Administrative Agent and/or any Loan Party (x) that it does not intend to comply with its obligations under Sections 2.01 or 2.04 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii).

“Lender Party” means any Lender.

“Lender Party Appointment Period” has the meaning assigned in Section 8.06.

“Lenders” means the Tranche A Lenders and Tranche B Lenders.

“Loan Documents” means this Agreement, each Note, each Fee Letter, the Mandate Letter, each Accession Agreement and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loan Parties” means each Borrower and Guarantor.

“Loans” means the loans made by the Lenders to any of the Borrowers pursuant to this Agreement.

“Mandate Letter” means the Mandate Letter with respect to this Agreement between the Parent and the Mandated Lead Arrangers dated February 6, 2012.

“Mandated Lead Arrangers” has the meaning set forth on the cover hereof.

“Mandatory Cost” means the percentage rate per annum determined in accordance with Schedule 2.10.

“Material Adverse Effect” means any event or circumstance which:

(a) is materially adverse to:

(i) the business, operations or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; or

(ii) the ability of the Loan Parties to perform their financial obligations (including both payment obligations and compliance with financial covenants) under any Loan Document; or

(b) affects the validity or the enforceability against any Loan Party of any Loan Document.

“Material Indebtedness” means, Indebtedness (other than the Loans), of any one or more of Parent and its Subsidiaries in an aggregate principal amount exceeding US$150,000,000 (or its equivalent in another currency or currencies).

“Material Subsidiary” means at any date, (a) any Subsidiary of the Parent that is a Borrower, (b) any Subsidiary of the Parent that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X (as in effect on the Effective Date) promulgated by the United States Securities and Exchange Commission (provided that references therein to 10% shall for purposes hereof be 5%) as of the last day of the then most recently ended fiscal year, and (c) for the purpose of ascertaining whether an Event of Default has occurred only, any Subsidiary which, when aggregated with all other Subsidiaries that are not otherwise Material Subsidiaries and as to which any event described in the Events of Default clause has occurred and is continuing, would constitute a Material Subsidiary in accordance with the criteria in clause (b) above.

“Maturity Date” means the Tranche A Maturity Date or the Tranche B Maturity Date, as the context requires.

“MLA Covered Lender” has the meaning set forth in Section 2.14.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any of Parent, its Subsidiaries or any of their ERISA Affiliates is then making or accruing an obligation to make contributions; (b) to which any of Parent, its Subsidiaries or their ERISA Affiliates has within the preceding five plan years made contributions; or (c) with respect to which any of Parent or its Subsidiaries could incur liability.

“Net Interest Payable” means Interest Payable less Interest Receivable.

“Non-Bank Lender” means any Lender who comes under the definition of “money lender” under Item 2 of Article 2 of the Money Lending Business Act of Japan; provided that if any Person has become a Lender hereunder and if some or all the provisions of the Money Lending Business Act of Japan will be applicable to such Person in relation thereto, such Lender shall be deemed to be a Non-Bank Lender even if such Lender is not a “money lender” under Item 2 of Article 2 of the Money Lending Business Act of Japan.

“Non-Covered Lender” has the meaning set forth in Section 2.14.

“Non-Defaulting Lender” means and includes each Lender other than a Defaulting Lender.

“Non-Qualifying Lender” means any Lender other than a Qualifying Lender.

“Non-US Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any of Parent or its Subsidiaries with respect to employees employed outside the United States.

“Obligation Currency” shall have the meaning assigned to such term in Section 11.19.

“Organized Crime Group” means a group that would likely encourage its members (including members of its sub-group) to collectively or frequently engage in violent illegal acts.

“Organized Crime Group Member” means a member or associate of an Organized Crime Group.

“Organized Crime Group Quasi-Member” means a non-member of an Organized Crime Group who is related to such group and is likely to engage in violent illegal acts or financially supports an Organized Crime Group or its members, supplies weapons to such group, participates or is involved in the management of such group.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” has the meaning specified in the preamble hereto.

“Participant” has the meaning set forth in Section 11.05(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Permitted Encumbrances” has the meaning set forth in Section 6.03.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any of Parent, its Subsidiaries or any of their ERISA Affiliates or with respect to which any of Parent or its Subsidiaries could incur liability (including under Section 4069 of ERISA).

“Prepayment Notice” has the meaning set forth in Section 2.08(b).

“Qualified Securitization Transaction” means any transaction or series of transactions entered into by the Parent or any of its Subsidiaries pursuant to which the Parent or such Subsidiary sells, conveys or otherwise transfers to a Securitization Entity, or grants a security interest in for the benefit of a Securitization Entity, any Receivable Assets (whether now existing or arising or acquired in the future), or otherwise contributes to the capital of such Securitization Entity, in a transaction in which such Securitization Entity finances its acquisition of or interest in such Receivable Assets by selling or borrowing against such Receivable Assets; provided that such transaction is non-recourse to the Parent and its Subsidiaries (except for Standard Securitization Undertakings).

“Qualifying Lender” means:

(a)	a Lender that exists, is created or is organised under the laws of Japan and is either lending from an office in Japan or a branch office outside of Japan;

(b)	a Lender that is not created or organised under the laws of Japan but is acting through a branch or other permanent establishment located in Japan and holds a valid Certificate of Exemption for Withholding Tax for Foreign Corporations issued by the relevant Tax authorities in Japan; or

(c)	a Treaty Lender.

“Rate Fixing Agreement” has the meaning set forth in Section 2.14.

“Rate Fixing Breakage Amount” has the meaning set forth in Section 2.14.

“Rate Fixing Breakage Costs” has the meaning set forth in Section 2.14.

“Rate Fixing Breakage Net Gains” has the meaning set forth in Section 2.14.

“Receivable Assets” means ordinary course of business accounts receivable of the Parent or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and/or receivables-discount-without-recourse schemes.

“Reference Bank” has the meaning set forth in Section 2.11.

“Reference Bank Rate” has the meaning set forth in Section 2.11.

“Register” has the meaning set forth in Section 11.05(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Interbank Market” means the London interbank market.

“Required Lenders” means, at any time, Non-Defaulting Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments of all Non Defaulting Lenders at such time.

“Required Tranche Lenders” means, at any time, with respect to decisions relating to Commitments and Credit Exposure under any particular Tranche, Non-Defaulting Lenders of the applicable Tranche having Credit Exposures and unused Commitments of the applicable Tranche representing more than 50% of the sum of the total Credit Exposures and unused Commitments under the applicable Tranche of all Non-Defaulting Lenders of the applicable Tranche at such time.

“Responsible Officer” means a chief financial officer, treasurer or assistant treasurer of the Parent.

“Resolution Period Commencement Date” has the meaning set forth in Section 2.14.

“SEC” means the U.S. Securities and Exchange Commission.

“Securitization Entity” means a Person (which may include a special purpose vehicle and/or a financial institution) to which the Parent or any Subsidiary transfers Receivable Assets for purposes of a securitization financing, and with respect to which:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity (a) is guaranteed by the Parent or any Subsidiary of the Parent (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Parent or any Subsidiary of the Parent (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Parent or any Subsidiary of the Parent (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the Receivable Assets (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Parent or any Subsidiary of the Parent,

(2) neither the Parent nor any Subsidiary of the Parent has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Parent or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

(3) neither the Parent nor any Subsidiary of the Parent has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (it being understood that (i) obligations of the Parent or other Subsidiaries to transfer Receivable Assets to the Securitization Entity, (ii) obligations of the Parent or any other Subsidiary to procure such transfers of Receivable Assets to the Securitization Entity, and (iii) Receivable Asset performance measures or credit enhancement measures shall not constitute an obligation to preserve the Securitization Entity's financial condition or to cause it to achieve certain levels of operating results).

“Signing Date” means March 28, 2012.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities reasonably customary (as determined by the Parent acting in good faith) in accounts receivable securitization transactions and/or receivables-discount-without-recourse schemes in the applicable jurisdictions, including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Parent or any Subsidiary.

“Subject Transaction” has the meaning specified in the definition of “EBITDA.”

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all such ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Parent.

“Subsidiary Borrower” means Teva Japan, and each Additional Borrower (other than Parent, if Parent becomes an Additional Borrower), in each case, until the same has been released as a Borrower in accordance with Section 10.02.

“Syndicate Reference Bank” has the meaning set forth in Section 2.11.

“Taiyo” means TAIYO Pharmaceutical Industry Co., Ltd., a company organized pursuant to the laws of Japan and a Subsidiary of the Parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” in effect at any time means the period of four consecutive financial quarters of Parent ended on or prior to such time (taken as one accounting period) in respect of which quarterly or annual financial statements are required to be delivered pursuant to Section 5.01 (without giving effect to any grace periods applicable thereto).

“Teva Japan” has the meaning specified in the preamble hereto.

“Third Party Dealer” has the meaning set forth in Section 2.14.

“Total Consolidated Debt” means, as of any date of determination, the aggregate amount of all Indebtedness of Parent and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Total Consolidated Net Debt” means, at any date of determination, the Total Consolidated Debt less Consolidated Cash and Cash Equivalents of Parent and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Tranche”, when used in reference to any Loan, refers to whether such Loan is a Tranche A Loan or a Tranche B Loan, or when used in reference to any Commitment, refers to whether such Commitment is a Tranche A Commitment or a Tranche B Commitment, in each case, under this Agreement of which such Loan or Commitment shall be a part.

“Tranche A Aggregate Commitments” means the aggregate amount of all of the Tranche A Lenders’ Tranche A Commitments.

“Tranche A Commitment” means, with respect to any Tranche A Lender, the commitment of such Tranche A Lender to make Tranche A Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Tranche A Lender’s Credit Exposure hereunder in respect of Tranche A Loans, as such commitment may (x) be reduced from time to time pursuant to Section 2.06, and (y) increased or reduced from time to time pursuant to assignments by or to such Tranche A Lender pursuant to Section 11.05. The initial amount of each Tranche A Lender’s Tranche A Commitment is set forth on Schedule 2.01, Part (a), or in the Assignment and Assumption pursuant to which such Tranche A Lender shall have assumed its Tranche A Commitment, as applicable. The initial aggregate amount of the Tranche A Lenders’ Tranche A Commitments is JPY 65,500,000,000.

“Tranche A Lenders” means the Persons listed on Schedule 2.01, Part (a) and any other Person that shall have become a party hereto as a Tranche A Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party as a Tranche A Lender hereto pursuant to an Assignment and Assumption.

“Tranche A Loan” means a Loan made pursuant to Section 2.01(a).

“Tranche A Maturity Date” means the date that occurs on the fifth anniversary of the Draw Down Date, and if such date is not a Business Day, then the next succeeding Business Day.

“Tranche B Aggregate Commitments” means the aggregate amount of all of the Tranche B Lenders’ Tranche B Commitments.

“Tranche B Commitment” means, with respect to any Tranche B Lender, the commitment of such Tranche B Lender to make Tranche B Loans, expressed as an amount representing the maximum aggregate amount of such Tranche B Lender’s Credit Exposure hereunder, as such commitment may (x) be reduced from time to time pursuant to Section 2.06, and (y) increased or reduced from time to time pursuant to assignments by or to such Tranche B Lender pursuant to Section 11.05. The initial amount of each Tranche B Lender’s Tranche B Commitment is set forth on Schedule 2.01, Part (b), or in the Assignment and Assumption pursuant to which such Tranche B Lender shall have assumed its Tranche B Commitment, as applicable. The initial aggregate amount of the Tranche B Lenders’ Tranche B Commitments is JPY 35,000,000,000.

“Tranche B Lenders” means the Persons listed on Schedule 2.01, Part (b) and any other Person that shall have become a party hereto as a Tranche B Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a Tranche B Lender pursuant to an Assignment and Assumption.

“Tranche B Loan” means a Loan made pursuant to Section 2.01(b).

“Tranche B Maturity Date” means the date that occurs on the seventh anniversary of the Draw Down Date, and if such date is not a Business Day, then the next succeeding Business Day.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the borrowing of Loans.

“Treaty Lender” means a Lender which is treated as an eligible resident of a jurisdiction having entered into a double taxation treaty with Japan which double taxation treaty is in effect as of the date such Lender becomes a Lender hereunder and which provides for exemption from Japanese withholding tax imposed on all interest and other payments hereunder.

“Unpaid Sum” has the meaning set forth in Section 2.14.

“VAT” means value added tax, consumption tax and/or sales tax as provided for by Israel or Japan and any other tax of a similar nature in any jurisdiction.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and, unless the context requires otherwise, shall include without limitation (x) any applicable Israeli or foreign statute, law (including any rules or regulations promulgated under any such statue or law), regulation, treaty, rule, official directive, request or guideline of any of the Israeli or foreign national, state, local, municipal, or other governmental, fiscal, monetary or regulatory body, agency, department or regulatory, self-regulatory or other authority or organization, whether or not having the force of law (but if not having the force of law, one which applies generally to the class or category of financial institutions of which any Lender or the Administrative Agent forms a part and compliance with which is in accordance with the general practice of those financial institutions), including the instructions of Israeli Supervisor of Banks with respect to proper conduct of banking affairs (“Hora’ot Nihul Bankai Takin”) if applicable to any such Person and (y) any applicable decision of any competent court or other judicial body, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) as used herein, the obligation of any Loan Party under this Agreement or any other Loan Document in respect of interest accruing under this Agreement or the other Loan Documents shall be deemed to include without limitation any interest accruing during the pendency of, or after the filing of any petition in respect of, any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowable or allowed in such proceeding, and (h) in this Agreement, when it relates to a Japanese Borrower or a Japanese Material Subsidiary, a Bankruptcy Event shall include, without limitation, appointment of a conservator (hozen kanrinin), trustee (kanzai nin), supervisor (kantoku i’in), inspector (chosa i’in) or receiver, or similar debtor relief effecting, including hasan, minji saisei, kaisha kosei, tokubetsu seisan and tokutei chotei.

Section 1.03 Accounting Terms; GAAP. All accounting terms not specifically defined shall be construed in accordance with GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof, subject to Section 6.02.

Section 1.04 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.05 Execution of the Agreement. This Agreement has been signed and executed by the parties hereto outside of Japan.

Section 1.06 Agreement on Bank Transactions. Any Agreement on Bank Transactions (Ginko-Torihiki-Yakujosho) entered into between any Loan Party and any Finance Party at any time shall not be applicable to any of the transactions contemplated and effected under and by this Agreement or the other Loan Documents.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) each Tranche A Lender agrees to make Tranche A Loans (denominated in JPY) to the Borrowers in a single drawing on the Draw Down Date in an aggregate principal amount that will not result in (i) such Tranche A Lender’s applicable Credit Exposure exceeding such Tranche A Lender’s Tranche A Commitment or (ii) the sum of the total applicable Credit Exposures exceeding the total Tranche A Commitments; and

(b) each Tranche B Lender agrees to make Tranche B Loans (denominated in JPY) to the Borrowers in a single drawing on the Draw Down Date in an aggregate principal amount that will not result in (i) such Tranche B Lender’s applicable Credit Exposure exceeding such Tranche B Lender’s Tranche B Commitment or (ii) the sum of the total applicable Credit Exposures exceeding the total Tranche B Commitments.

All borrowings made under this Section 2.01 shall be made on a pro rata basis across all Tranches in accordance with the then outstanding Commitments hereunder (subject to rounding as determined by the Administrative Agent). Any and all Loans made hereunder shall be borrowed on a single Business Day during the Availability Period (such date, the “Draw Down Date”), which date shall be set forth in the Borrowing Request. There shall not be more than one Draw Down Date under this Agreement. Amounts paid or prepaid in respect of Loans may not be reborrowed.

Section 2.02 Loans.(a) Each Loan shall be made by the applicable Lenders under the applicable Tranche ratably in accordance with their respective Commitments for Loans in respect of such Tranche. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such options shall not affect the obligation of the applicable Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) Each borrowing of Loans hereunder shall be in an aggregate amount that is an integral multiple of JPY 100,000,000 and not less than JPY 1,000,000,000.

Section 2.03 Requests for Loans and Base Rate Calculation Call Mechanics. To request a Loan, the applicable Borrower shall notify the Administrative Agent of such request in writing not later than 11:00 a.m., Tokyo time, four Business Days before the date of the proposed Loan. The Borrowing Request shall be delivered by hand delivery or fax of the Borrowing Request, signed by the applicable Borrower. Following such delivery, the Borrowing Request shall be irrevocable and binding on the applicable Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name and jurisdiction of the applicable Borrower;

(ii) the aggregate principal amount of the requested Loans (which shall be drawn on a pro rata basis across all Tranches in accordance with the then outstanding Commitments thereunder, subject to rounding as determined by the Administrative Agent);

(iii) the Draw Down Date, which shall be a Business Day;

(iv) that the conditions set forth in Section 4.01 and Section 4.02 have been satisfied in full as of the date of the notice; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall (x) advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Loan and (y) distribute, via facsimile distribution, conference call dial-in details to the facsimile numbers identified on the signature pages hereto (or the signature page of any Assignment and Assumption of any Lender becoming party hereto via assignment and assumption) (to the extent such party has so provided such information on the applicable signature page) inviting the Parent and each Lender to participate in a conference call to take place at or about 4:45 pm (Tokyo time) on the Base Rate Calculation Date during which the Administrative Agent shall announce the Applicable Fixed Rate Base Rates. The language of such call shall be English. The Lenders may arrange for and invite members of their rate fixing or other relevant teams, desks or affiliates to join such call. The absence of any Loan Party or Lender (or any of their representatives or invitees) from such call shall not affect the determination of the Applicable Fixed Rate Base Rate made by the Administrative Agent, provided that if the Administrative Agent fails to attend the call or for technical reasons the call is unable to proceed at its scheduled time, the parties shall consult and negotiate in good faith a time to reschedule such call as soon as practicable. Within one Business Day after the date of such call, the Administrative Agent shall notify (in accordance with the notice procedures of this Agreement) the Parent and the Lenders of the Applicable Fixed Rate Base Rates announced on the call. Such call is sometimes referred to herein as the “Base Rate Calculation Call”. For the avoidance of doubt, in the event that the call is delayed from the original time set forth herein, the rate shall none-the-less still be determined based on the applicable screen rates as of 5:00 p.m. (Tokyo time) on the Base Rate Calculation Date.

For the avoidance of doubt, the Borrowing Request in respect of the Credit Extension to be made on the Draw Down Date may be delivered at any time from and after the execution and delivery of this Agreement by the parties hereto, regardless of whether the Effective Date has occurred, and though no Credit Extensions may occur until the Effective Date and until after the other applicable conditions have been waived or satisfied in accordance with this Agreement, the other duties and obligations of the parties hereto shall apply from and after the execution and delivery of this Agreement by the parties hereto (and for the avoidance of doubt from and after such execution and delivery Sections 2.12, 2.13, 2.14, 2.15 and 11.04 shall apply).

Section 2.04 Funding of Loans.

(a) Subject to the net funding provisions set forth below in this paragraph, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Tokyo time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the applicable Borrower in the Borrowing Request, provided that the Administrative Agent may in its discretion (if so requested in writing by any Lender at least three Business Days prior to the Draw Down Date) net the amount owed by any such Lender in connection with such draw down under this Agreement against amounts then owed to such Lender (or an Affiliate thereof) under the Existing Senior Unsecured Japanese Yen Revolving Credit Agreement to be repaid with proceeds of Loans under this Agreement (which written request shall also be signed by the applicable “Lender” under the Existing Senior Unsecured Japanese Yen Revolving Credit Agreement which would otherwise have been paid in cash with proceeds of the Loans hereunder). The amount so net-funded will be deemed to be a repayment of the equivalent amounts of such Lender’s claims under the Existing Senior Unsecured Japanese Yen Revolving Credit Agreement. It is understood that no such net-funding will apply to Mizuho Bank or its Affiliated lender under the Existing Senior Unsecured Japanese Yen Revolving Credit Agreement.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.04 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Loans. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Loan. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.05 Interest Periods.

Each Loan hereunder shall have an Interest Period of three months (subject to the provisions of the definition of Interest Period). Upon the conclusion of each Interest Period (other than the final Interest Period prior to the relevant Maturity Date) each Loan hereunder shall be deemed continued into a new three month Interest Period (subject to the provisions of the definition of Interest Period). All Loans shall automatically continue at the end of each Interest Period for another successive Interest Period until the applicable Maturity Date unless the Borrower has terminated or repaid the amounts of such Loan prior thereto or the Administrative Agent or the Lenders have terminated this facility, in each case in accordance with the terms of this Agreement.

Section 2.06 Termination and Reduction of Commitments.

(a) Unless previously terminated, each Commitment in respect of undrawn amounts hereunder shall terminate upon the expiration of the Availability Period and no drawings may be made hereunder at any time following the Availability Period.

(b) The Parent may at any time (with advance notice to the Administrative Agent by no later than 1:00 p.m., Tokyo time, at least five Business Days prior to the effectiveness of such reduction) terminate in whole, or from time to time reduce in part, any of the Commitments hereunder (on a pro rata basis across all Tranches in accordance with the then outstanding Commitments hereunder); provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of JPY 100,000,000 and not less than JPY 1,000,000,000 and (ii) the Parent shall not terminate or reduce any Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the sum of the applicable Credit Exposures in respect of such Tranche would exceed the total Commitment in respect of such Tranche.

(c) The Parent shall notify the Administrative Agent of any election to terminate or partially reduce any Commitment under paragraph (b) of this Section at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent pursuant to this Section shall be irrevocable. Any termination or reduction of Commitment shall be permanent. Each reduction of Commitments shall be made ratably among the applicable Lenders under each Tranche in accordance with their respective Commitments hereunder.

Section 2.07 Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each applicable Lender under the applicable Tranche, the then unpaid principal amount of (i) each Tranche A Loan made to it (and all accrued and unpaid interest thereon) on the Tranche A Maturity Date and (ii) each Tranche B Loan made to it (and all accrued and unpaid interest thereon) on the Tranche B Maturity Date. If the Credit Exposure in respect of any Tranche at any time exceeds the aggregate of all

Commitments under such Tranche, the Borrowers shall comply with Section 2.08(a) in respect of such Tranche. All payments or repayments of Loans made pursuant to this Section 2.07(a) shall be made in JPY.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the applicable Tranche thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

Section 2.08 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section 2.08 and subject to the provisions of Section 2.14. Each prepayment of Loans made under the preceding sentence of this paragraph (a) shall be made on a pro rata basis across all Tranches in accordance with the then outstanding principal amounts thereof; provided that the first JPY 15,000,000,000 of voluntary prepayments (taken together in the aggregate) made under the preceding sentence of this paragraph (a) from and after the Signing Date may be applied to outstanding amounts under any one or more Tranches identified by the applicable Borrower in the applicable Prepayment Notice without the requirement to prepay any Loan of any other Tranche in connection with such prepayment. In the event and on such occasion that (i) the Credit Exposure in respect of any Tranche of any Lender exceeds such Lender’s Commitment under such Tranche or (ii) the aggregate Credit Exposure of the Lenders under any Tranche exceeds the aggregate Commitments under such Tranche, the Borrowers shall prepay borrowings of Loans under such Tranche in an aggregate amount equal to such excess.

(b) The applicable Borrower shall notify the Administrative Agent in writing of the proposed date and the principal amount of any prepayment hereunder not later than 1:00 p.m., Tokyo time, at least five Business Days prior to the date of prepayment (each such notice, a “Prepayment Notice”). Each such Prepayment Notice shall be irrevocable and shall specify the prepayment date (which shall be a Business Day) and the principal amount and Tranche of each Loan or portion thereof to be prepaid. Each partial voluntary prepayment of any Loan or Tranche shall be in an amount that is an integral multiple of JPY 100,000,000 and not less than JPY 1,000,000,000. Each prepayment of a Loan of any Tranche shall be applied ratably to the Loans of such Tranche included in the prepaid Loan. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(c) If a Change of Control occurs:

(i) the Parent shall promptly notify the Administrative Agent upon becoming aware of that event;

(ii) no Lender shall be obliged to fund any Loans; and

(iii) if a Lender so requires and notifies the Administrative Agent and the Parent within 30 days of the Parent notifying the Administrative Agent of the event, the Administrative Agent shall, by not less than thirty days notice to the Parent, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Loan Documents immediately due and payable.

(d) If, on or prior to March 31, 2013, the Parent or any of its Subsidiaries or Affiliates issues JPY denominated debt securities (including without limitation any convertible bonds) in a private placement in the Japanese capital markets (in one or more offerings) with net proceeds (net of customary fees, commissions, costs and expenses) exceeding JPY 20,000,000,000, then the Parent (or the applicable Borrower) shall cause such excess amount to be applied toward prepayment of then outstanding Loans hereunder, applied to the Tranches hereunder on a pro rata basis based on the then outstanding amounts hereunder (and to the extent such net cash proceeds exceed the principal amount of Loans outstanding hereunder, Parent shall terminate undrawn Commitments hereunder in the amount of such excess) (in each case, subject to the minimum increments set forth in this Agreement) within seven Business Days of the receipt by the Parent or the applicable issuer of such net proceeds from such issuance(s) (and Parent shall deliver a Prepayment Notice in accordance with Section 2.08(b) in connection therewith); provided that (x) no such mandatory prepayment shall be required unless the aggregate amount of the Commitments in respect of this Agreement on and as of the Signing Date is equal to or greater than JPY 90,000,000,000 and (y) the aggregate amount of such mandatory prepayment(s) shall not exceed JPY 30,000,000,000. Such mandatory prepayments shall be subject to the provisions of Section 2.14.

(e) All payments or repayments of Loans made pursuant to this Section 2.08 shall be made in JPY.

Section 2.09 Fees.

(a) [Reserved].

(b) Parent agrees to pay to the Administrative Agent and each Bookrunner, the fees set forth in each Fee Letter, in accordance with the terms thereof.

(c) [Reserved]

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds in JPY (unless expressly specified otherwise in any Loan Document), to the Administrative Agent and for distribution, if and as appropriate, among the Lenders or the applicable Lenders. Once paid, none of the fees shall be refundable under any circumstances.

Section 2.10 Interest.

(a) Each Borrower shall pay interest on the unpaid principal amount of each Loan owing by such Borrower to the Lenders from the date of such Loan until such principal amount shall be paid in full at a rate per annum equal at all times during each Interest Period for such Loan to the sum of (w) the Applicable Fixed Rate Base Rate, plus (x) the Applicable Cost of Rate Fixing, plus (y) the Applicable Margin plus (z) in the case of a Loan from a Lender which is lent from a lending office in the United Kingdom or a Participating Member State, the Mandatory Cost.

(b) Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Tranche B Loans as provided in paragraph (a) of this Section.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. For the avoidance of doubt, it is understood and agreed that interest will not be double counted in respect of any additional days included at the end of an Interest Period as a result of an extension thereof due to the operation of clause (i) of the definition of “Interest Payment Date” contained in Section 1.01, such that interest for such extended days will accrue only in the Interest Period to which such extended days have been added and not any subsequent Interest Period.

(d) All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(e) All interest paid or payable pursuant to this Section shall be paid in JPY.

Section 2.11 Alternate Rate of Interest. If:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Applicable Fixed Rate Base Rate with respect to any Loan, (including the applicable screen rate referred to in the definition of the Applicable Fixed Rate Base Rate not being available or ascertainable for the relevant currency on the Base Rate Calculation Date); or

(b) the Administrative Agent is advised by the Required Lenders that the Applicable Base Rate with respect to any Loan will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing (each of (a) and (b), a “Rate Event”);

then the Administrative Agent shall give notice thereof to the Parent and the Lenders by telephone or telecopy as promptly as practicable thereafter (the date of giving of such notice,

the “Rate Event Notice Day”) and, until the Administrative Agent notifies the Parent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Requests for new Loans will be effective only if all Lenders are making loans generally at such time (provided that any Lender that chooses in its discretion to nonetheless extend the Loan pursuant to such request, may do so in accordance with its pro rata portion) and (ii) the Parent and the Lenders under each applicable Tranche shall promptly enter into good faith discussions (each acting reasonably) to determine and agree on a rate representing the all-in cost of funds to the applicable Lenders of funding such fixed rate Loans under such Tranche, which rate shall then be the Applicable Base Rate for such Tranche; provided that if the Parent and such Lenders are not able to agree on such a rate for such Tranche by 5:00 p.m. Tokyo time on the date that is one Business Day after the Rate Event Notice Day (the “Rate Agreement Deadline”), then the Applicable Base Rate for such Tranche shall be the Reference Bank Rate, as determined below. If a Rate Event occurs on or prior to the Draw Down Date, no Loans shall be drawn until such time as the Applicable Base Rates are determined in accordance herewith.

The “Reference Bank Rate” shall be determined as follows: if after the occurrence of a Rate Event the Parent and the Lenders do not agree upon an Applicable Base Rate by the Rate Agreement Deadline, the Administrative Agent shall promptly request each of the Reference Banks to supply to the Administrative Agent by 5:00 p.m. Tokyo time on the date that is one Business Day after the Rate Agreement Deadline (the “Submission Time”) the rate (including the all-in costs of fixing the applicable rate) at which that Reference Bank could have borrowed funds in the applicable currency of the applicable Loans on a 3-month JPY LIBOR basis and arrange for “fixing” the rate on such loans for a period equal to the tenor of the relevant Loan of such Tranche in the Relevant Interbank Market (and relevant rate fixing market) at such time, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in JPY (and arranging for such rate fixing) and for a period comparable to the tenor of that Loan. The Administrative Agent shall, with respect to each applicable Tranche, take (x) the arithmetic mean of the rates provided by the Submission Time by the Syndicate Reference Banks (the “Syndicate Reference Rate”) and (y) the arithmetic mean of the rates provided by the Benchmark Reference Banks (if any) (the “Benchmark Reference Rate”) (in each case, rounded upwards to four decimal places), and subsequently take the arithmetic mean of the Syndicate Reference Rate and the Benchmark Reference Rate (with the Syndicate Reference Rate weighing for 2/3rds of the total in the aggregate and the Benchmark Reference Rate weighing 1/3rd of the total in the aggregate, and such arithmetic mean as so calculated (rounded upwards to four decimal places) shall at such point be the “Reference Bank Rate” in respect of the Applicable Base Rate for such Tranche, it being understood that if no Benchmark Reference Bank provides such a quote by the Submission Time then the Reference Bank Rate shall be the arithmetic mean of the quotes provided by the Syndicate Reference Banks (rounded upwards to four decimal places).

As used in this Agreement:

“Benchmark Reference Bank” means the respective primary London lending offices of each of the following (or London Affiliates thereof): (i) Citibank, N.A., (ii) HSBC Bank PLC, (iii) BNP Paribas SA, (iv) Deutsche Bank and (v) Societe Generale.

“Reference Banks” means collectively the Syndicate Reference Banks and the Benchmark Reference Banks.

“Syndicate Reference Bank” means the respective primary London lending office of each of the following (or London Affiliates thereof): (i) Sumitomo Mitsui Banking Corporation, (ii) The Bank of Tokyo-Mitsubishi UFJ, Ltd. and (iii) Mizuho Bank.

Section 2.12 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or any relevant interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the direct result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Parent will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. A certificate of such Lender setting forth the amount or amounts necessary to compensate such Lender shall be delivered to the Parent and shall be conclusive absent manifest error. Such Lender shall use commercially reasonable efforts to deliver such certificate promptly after such additional costs are incurred or reduction suffered. The Parent shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(b) The Parent shall pay (or cause the applicable Borrower to pay) to any Lender, as long as such Lender or its holding company shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of Loans, such additional costs or reduced rate of return (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs or reduced rate of return allocated to such Commitment or Loan by such Lender or its holding company (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Parent shall have received at least 15 days’ prior notice of such additional costs from such Lender. If such Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 15 days from receipt of such notice.

(c) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Parent and the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13 Illegality. Notwithstanding any other provision of this Agreement, (a) if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender to perform its obligations hereunder or to fund any Loans or (b) if as a result of any merger, consolidation, amalgamation or acquisition by or of Parent or any Subsidiary with, into or of another Person it is or becomes unlawful due to group or company lending limitations or other similar limitations under Israeli law (or rule, regulation or interpretation thereof or any rules, regulations or interpretations of the Bank of Israel) for any Lender to perform its obligations hereunder or to fund any Loans (each of clauses (a) and (b), an “Illegality”), then (x) such Lender shall promptly notify the Parent upon becoming aware of that event and the Commitment of such Lender will be immediately cancelled and (y) each applicable Borrower shall repay the Loans granted to it by such Lender on the last day of the Interest Period for each Loan occurring after such Lender has notified such Borrower or, if earlier, the date specified by such Lender in the notice delivered to such Borrower (being no earlier than the last day of any applicable grace period permitted by law).

Section 2.14 Break Funding Payments. In the event of (a) the payment or acceleration of any principal of any Loan other than on the Maturity Date applicable to such Loan (including as a result of an Event of Default and including in the case of any voluntary prepayments or any of the mandatory prepayment described in Section 2.08 (c) and/or (d), and including without limitation any acceleration of the obligations under the Loan Documents), (b) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may have been revoked), or (c) the assignment of any Loan as a result of a request by any Borrower pursuant to Section 2.17 (each of (a), (b) and (c), a “Break Event”), then, in any such event, the applicable Borrower shall compensate each Lender for Break Costs attributable to such event.

Promptly following receipt of a Prepayment Notice in accordance with Section 2.08 or the occurrence of an acceleration of obligations under the Loan Documents the Administrative Agent shall advise each Lender of the details of such Prepayment Notice or the occurrence of such acceleration. Each Lender shall be entitled to receive from the applicable Borrower any Break Costs attributable to such Break Event and shall be entitled to deliver to the Administrative Agent a certificate referred to below (a “Lender Certificate”) setting forth the applicable Break Costs that such Lender is entitled to receive from the applicable Borrower as a result of such Break Event. A Lender Certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any Break Costs that such Lender is entitled to receive from the applicable Borrower pursuant to this Section delivered to the Administrative Agent shall be conclusive absent manifest error. The applicable Borrower shall pay to the Administrative Agent, for the account of the applicable Lender, the amount shown as due on any such Lender Certificate by the date that is four Business Days after the receipt of such Lender Certificate by the Administrative Agent (in case that such receipt is after 5:00 p.m., Tokyo time, such receipt shall be deemed to be done on the next Business Day) (it being understood that in the case of a prepayment, the applicable Lender may deliver such Lender Certificate as early as two Business Days prior to the date of anticipated prepayment set forth in the applicable Prepayment Notice); provided that in the case of an acceleration arising out of an Event of Default, all such Break Costs shall be immediately due and payable. It is understood that (x) in connection with any given Break Event, different Lenders may have different Break Costs, if any, and the applicable Loan Party shall pay each Lender its applicable Break Costs, if any, in accordance herewith and (y) the Administrative Agent shall not be obligated to make any calculations of Break Costs or any other amounts under this Section 2.14. In addition, each Lender (acting individually) shall also be entitled (but not obligated) to arrange a conference call with a representative of the Parent (at a time mutually convenient for the Parent and such Lender, each acting reasonably, on or about the day that it two Business Days prior to the Break Event) to arrange the applicable rate fixing unwind prior to the applicable prepayment date.

Each Lender, acting severally on its own behalf (and not jointly with the Administrative Agent or any other Lender) agrees with the Loan Parties that, provided that no Default or Event of Default has occurred and is at such time continuing, the applicable Borrower shall be entitled to receive from such Lender (within seven Business Days after the date of the applicable Break Event) all Rate Fixing Breakage Net Gains, if any, received by such Lender resulting from such Break Event.

In the event that any Lender claims any Rate Fixing Breakage Costs, such Lender shall act in good faith and in a commercially reasonably manner and in accordance with customary market practice in connection with making such calculation, and, to the extent the relevant Rate Fixing Agreement was made between such Lender, on the one hand, and an internal division or entity of such Lender or an affiliate of such Lender, on the other hand, such Rate Fixing Agreement shall be on economic terms no less favourable in any material respect (when taken together as a whole) from the perspective of the Loan Parties than those that would have been obtained in a comparable rate fixing transaction (or a trade confirmation of the rate fixing, as the case may be) in respect of such Loans between such Lender and an unaffiliated third party, entered into on an arm’s-length basis on customary market terms as existing on the date entered into.

If at any point prior to the Final Maturity Date the Parent contemplates delivering a Prepayment Notice, it shall be entitled (but not obligated) to request from each Lender (by submitting such request in writing to the Administrative Agent, which will notify the applicable Lenders of receipt of such request), and each Lender so requested, acting on its own behalf, shall use commercially reasonably efforts to work with the Parent in good faith to provide the Parent with an indicative estimate of any Break Costs that would be incurred were the Borrower to deliver a Prepayment Notice. No such request for an estimate shall be deemed to be a Break Event and no Borrower shall be required to deliver a Prepayment Notice simply as a result of Parent’s request for an estimate. The parties hereto agree and understand that any such estimate provided by any Lender shall be a non-binding indicative estimate based on then existing market conditions (which are subject to fluctuation) and actual Break Costs, if any, shall be calculated by each individual Lender in accordance with the terms of this Section 2.14.

For the purposes of this Section:

“Break Costs” means the sum of (without duplication):

(a)	the amount, if any (but excluding loss of anticipated Applicable Margin) by which (x) the interest which a Lender would have received under a JPY LIBOR contract for the period from the date of receipt of all or any part of its participation in a Loan or any Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had such principal amount or Unpaid Sum been paid on the last day of that Interest Period, exceeds (y) the amount which that Lender would be able to obtain by placing an amount equal to such principal amount or Unpaid Sum on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period, plus

(b)	any and all related Rate Fixing Breakage Costs.

“MLA Covered Lender” means any Lender under a particular Tranche that is a Mandated Lead Arranger (or one of its affiliates) that has entered into a Rate Fixing Agreement in respect of Loans under such Tranche.

“Rate Fixing Agreement” means, with respect to any Lender, any arrangement entered into by such Lender with any counterparty (which may be a third party counterparty or an internal division or entity or an affiliate of such Lender) for the purpose of fixing or enabling such Lender to fix the rate of interest on any Loan (or to otherwise lend such Loan on a fixed rate basis).

“Rate Fixing Breakage Amount” means, with respect to any Lender:

(i)	any cost, loss, charge or expense incurred by such Lender (all such costs, losses, charges and expenses, “Rate Fixing Breakage Costs”), or

(ii)	the net amount received by such Lender (net of all losses, charges, costs, and expenses incurred by such Lender as a result of such prepayment)) (such net amount received, “Rate Fixing Breakage Net Gains”), in each case, (x) under or in respect of any Rate Fixing Agreement, or (y) as a result of obtaining, establishing or re-establishing any hedge or related trading position in respect of or to any Rate Fixing Agreement, in each case, occurring as a result of any Break Event; provided that if a Lender under a particular Tranche subject to a Break Event had not in fact entered into a Rate Fixing Agreement with respect to Loans under such Tranche (such Lender, a “Non-Covered Lender”), then the Rate Fixing Breakage Amount under such Tranche applicable to each Non-Covered Lender shall be calculated as follows: (a) if any MLA Covered Lender is at the time of the applicable Break Event a Lender under such Tranche, then the Rate Fixing Breakage Amount under such Tranche applicable to each Non-Covered Lender shall be deemed to be an amount equal (calculated on a pro rata basis, in accordance with such Non-Covered Lender’s pro rata portion of then outstanding Loans under such Tranche) to the average of the Rate Fixing Breakage Amounts incurred (or gained) by the MLA Covered Lenders in respect of such Break Event under by such Tranche (calculated on a weighted average basis based on the principal outstanding amount of such Tranche held by each such MLA Covered Lender) or (b) if no MLA Covered Lender is at the time of the applicable Break Event a Lender under such Tranche, then the Parent and each applicable Non-Covered Lender shall, each acting reasonably, negotiate in good faith and agree on a Rate Fixing Breakage Amount in respect thereof that most nearly approximates the

Rate Fixing Breakage Amount that such Non-Covered Lender would have incurred (or gained) as a result of such Break Event had it in-fact entered into a Rate Fixing Agreement in respect of such Loans on then customary market terms on the date it became a Lender under such Tranche in respect of such Loans through the applicable Maturity Date (provided that in the case of this subclause (b), if the Parent and the relevant Non-Covered Lender are unable to mutually agree on a Rate Fixing Breakage Amount by 5:00 p.m. (Tokyo time) on the 3rd Business Day following the commencement of such negotiations (the “Resolution Period Commencement Date”), they shall by mutual agreement acting in good faith, using commercially reasonable efforts and within a commercially reasonable time period (which shall not exceed 3 Business Days following the Resolution Period Commencement Date), appoint, at the applicable Borrower’s expense, a leading swap dealer in the relevant market which is not an affiliate of either Parent or the applicable Non-Covered Lender (the “Third Party Dealer”) to determine the Rate Fixing Breakage Amount within 3 Business Days of such appointment; if the Parent and the relevant Non-Covered Lender are unable to mutually agree on the identity of the Third Party Dealer within the specified time period, the Non-Covered Lender shall within the following 3 Business Days acting in good faith appoint, at the applicable Borrower’s expense, a Third Party Dealer; the determination of the Third Party Dealer shall be binding and conclusive absent manifest error (in each case, the Parent shall provide the Third Party Dealer with the appropriate indemnities and other similar agreements and protections, to the extent requested) (it being understood that it is anticipated that if Development Bank of Japan Inc. (of any of its affiliates) becomes a Lender hereunder, it may be a Non-Covered Lender and would in that case be subject to this proviso).

“Rate Fixing Breakage Costs” has the meaning set forth in subclause (i) of the definition of Rate Fixing Breakage Amount.

“Rate Fixing Breakage Net Gains” has the meaning set forth in subclause (ii) of the definition of Rate Fixing Breakage Amount.

“Unpaid Sum” means any sum (including without limitation principal) due and payable but unpaid by any Loan Party under the Loan Documents.

Section 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes (including any Other Taxes). If any Loan Party shall be required to deduct any Indemnified Taxes (including any Other Taxes) from or in respect of any sum payable hereunder or under any other Loan Document, if any, to the Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of paragraph (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Loan Parties. The applicable Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the applicable Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Lender, if requested by any Borrower or the Administrative Agent, in writing, shall deliver such documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding, deduction at source or information reporting requirements or as would be necessary for such Borrower to obtain or apply for an authorization or exemption to make a payment hereunder without a tax deduction or withholding (or at a reduced rate), including the provision of a residency certificate, if reasonably requested by such Borrower.

(f) Treatment of Certain Refunds. If the Administrative Agent, or a Lender determines in its sole discretion that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall promptly after such determination pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is later required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to such Borrower or any other Person.

(g) Value Added Tax.

(i) All consideration or other payments or amounts expressed to be payable under a Loan Document by any Loan Party to a Lender or Administrative Agent shall be deemed to be exclusive of any VAT. If VAT is to be added or imposed under applicable law to any consideration or other payments or amounts to be paid by any Loan Party in connection with a Loan Document, that Loan Party shall pay to the Lender or Administrative Agent or the relevant tax authority, as the case may be (in addition to and at the same time as paying the consideration or other payments or amounts), an amount equal to the amount of the VAT.

(ii) Where a Loan Document requires any Loan Party to reimburse a Lender or Administrative Agent for any costs or expenses, that Loan Party shall also at the same time pay and indemnify the Lender or the Administrative Agent, as the case may be, against all VAT incurred by the Lender or the Administrative Agent, as the case may be, in respect of the costs or expenses to the extent that the Lender or the Administrative Agent, as the case may be, is not entitled to credit or repayment of the VAT.

(iii) If any Loan Party shall be required to deduct VAT from or in respect of any sum payable hereunder or under any other Loan Documents, if any, to the Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15(g)) the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with the applicable law.

Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13, 2.14, 2.15 or 11.04 or otherwise) prior to 11:00 a.m., Tokyo time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent in accordance with account instructions as provided to Parent from time to time by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.14, 2.15 and 11.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof; provided that at the Parent’s election in connection with any prepayment of any Loans pursuant to Section 2.08, such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Loan of a Defaulting Lender. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable at such rate of accrual for the period of such extension. All payments hereunder shall be made in JPY.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender under any Tranche shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest or fees on any of its Loans under such Tranche resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans under such Tranche and accrued interest and fees thereon than the proportion received by any other Lender under such Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans under such Tranche of other Lenders under such Tranche to the extent necessary so that the benefit of all such payments shall be shared by the Lenders under such Tranche ratably in accordance with the aggregate amount of principal of and accrued interest and fees on their respective Loans under such Tranche; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to this subsection (c) may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders under the applicable Tranche severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.16(d) or 11.04(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 2.16(a) and (c) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

Section 2.17 Mitigation Obligations; Replacement of Lenders.

(a) If (x) any Lender requests compensation under Section 2.12, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 (other than in respect of the original Lenders set forth on Schedule 2.01 as of the Effective Date and their respective Affiliates and Approved Funds), or (y) any Lender provides notice of the occurrence of an Illegality in accordance with Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future (or eliminate such Illegality in the case of (y) above) and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If, in respect of any Tranche:

(i)	any Lender requests compensation under Section 2.12,

(ii)	any Lender becomes a Defaulting Lender, or

(iii)	any Lender fails to approve an amendment, waiver or other modification to this Agreement that requires the approval of all Lenders and at least the Required Lenders (or the Required Tranche Lenders in the case of a Tranche only vote) have approved such amendment, waiver or other modification, then the Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.05), all its interests, rights and obligations under this Agreement (or under the applicable Tranche, if applicable) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that, in all cases under this Section 2.17(b), (i) the applicable Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12, such assignment or termination will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

Section 2.18 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, any amount payable to such Defaulting Lender hereunder or under any other Loan Document (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, subject to any applicable requirements of law, be applied by the Administrative Agent, in the following order of priority: (x) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (y) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement and (z) the balance to such Defaulting Lender.

(b) [Reserved]

(c) The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to other rights and remedies that any Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(d) In the event that the Administrative Agent and the Parent agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans ratably (in the relevant Tranche) in accordance with its Commitment (or, if the applicable Aggregate Commitments have terminated, as last in effect) and such Lender shall no longer be a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01 Organization; Powers. It (a) is validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within such Loan Party’s powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation thereof, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. All corporate and shareholder action required to make each Loan Document to which it is a party admissible in evidence in its jurisdiction of incorporation or organization have been obtained or effected and are in full force and effect. The choice of Japanese law as the governing law of the Loan Documents will be recognized and enforced in Japan and any judgment obtained in Japan in relation to a Loan Document will be recognized and enforced in Japan.

Section 3.03 Approvals; No Conflicts. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by such Loan Party of any Loan Document to which it is a party, or the consummation of the transactions contemplated thereby, except (x) such as have been obtained or made and are in full force and effect. The execution, delivery and performance by such Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby (a) do not contravene (i) such Loan Party’s organizational documents or (ii) any law applicable to such Loan Party, (b) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon such Loan Party or its property or Subsidiaries, or give rise to a right thereunder to require any payment to be made by such Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (c) will not result in the creation or imposition of any Encumbrance on any property of such Loan Party, except Encumbrances expressly permitted by this Agreement.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Parent has heretofore furnished to the Lenders the Parent’s consolidated balance sheet and statements of income, shareholder’s equity and cash flows as of and for the fiscal years ended December 31, 2009, 2010 and 2011, audited by and accompanied by an unqualified opinion of Kesselman & Kesselman, certified public accountants (Isr.). Such financial statements, and all financial statements delivered pursuant to Section 5.01(a) or (b), (A) have been prepared in accordance with GAAP and (B) present fairly and accurately in all material respects the financial position and results of operations and cash flows of the businesses of the Parent and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) The Initial Borrower has heretofore furnished to the Lenders (x) the unaudited balance sheet and statement of income of the Initial Borrower as of and for the period from its formation to December 31, 2011 and (y) the audited consolidated balance sheets and statements of income and changes in equity as of and for the fiscal years ended March 31, 2009 and 2010 of Taiyo (it being understood that the audited financial statements referred to in this subclause (y) have been audited by a third party certified accounting firm but only the financial statements themselves (without any footnotes) have been so furnished and no report or opinion of such firm with respect to such financial statements has been furnished to the Mandated Lead Arrangers, the Administrative Agent or the Lenders). Such financial statements referred to in subclauses (x) and (y) above, and all financial statements delivered pursuant to Section 5.01(c) or (d), (A) have been prepared in accordance with Japanese GAAP and (B) present fairly and accurately in all material respects the financial position and results of operations and cash flows of the businesses of the Initial Borrower (in the case of the financial statements referred to in clause (x) above or Section 5.01(c)) and Taiyo (in the case of the financial statements referred to in clause (y) above or Section 5.01(d)) as of such dates and for such periods in accordance with Japanese GAAP, subject, in the case of the financial statements referred to in clauses (x) and (y) above, to the absence of footnotes.

(c) On and as of the Signing Date, since December 31, 2011, there has been no event, change, circumstance or occurrence that individually or in the aggregate has had or could reasonably be expected to result in a Material Adverse Effect.

Section 3.05 Litigation. Except as disclosed in the “Commitments and Contingencies – Contingent Liabilities” note (or similarly titled notes) to the Parent’s annual financial statements filed with or furnished to the SEC on Form 20-F for the year ended December 31, 2011, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that purport to adversely affect the legality, validity and enforceability of the Loan Documents. The representation contained in clause (i) of the preceding sentence is made on and as of the Signing Date only.

Section 3.06 Environmental Matters. It is not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws, except to the extent that any such proceeding would not reasonably be expected to have a Material Adverse Effect.

Section 3.07 Disclosure. No written report, financial statement, certificate, Borrowing Request, exhibit, schedule or other written document furnished by or on behalf of such Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such written report, financial statement, exhibit, schedule or document was based upon or constitutes a forecast or projection, each Loan Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such written report, financial statement, exhibit, schedule or document.

Section 3.08 Solvency. Such Loan Party is, and immediately after giving effect to the Transactions (including each Loan hereunder) will be, together with its consolidated Subsidiaries, Solvent.

Section 3.09 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.10 Investment Company Status. Neither such Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.11 Margin Securities. Such Loan Party is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations T, U or X.

Section 3.12 Properties. (a) Such Loan Party has good title to, or valid leasehold interests in, all of its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except, in each case, where failure to have such title or interest, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) It owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.13 Compliance with Laws and Agreements. Such Loan Party is in compliance with all laws, regulations, orders, writs, injunctions and decrees of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.14 Taxes. Such Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.15 Pari Passu Ranking. Such Loan Party’s payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 3.16 Permits, Etc. Except to the extent that any of the following, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) such Loan Party has all permits, consents, licenses, authorizations, approvals, entitlements and accreditations required for it lawfully to own, lease, manage or operate, or to acquire each business owned on the date hereof, leased, managed or operated, or to be acquired, by it, and (ii) no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, consent, license, authorization, approval, entitlement or accreditation, and, to the knowledge of such Loan Party, there is no claim that any such permit, consent, license, authorization, approval, entitlement or accreditation is not in full force and effect.

Section 3.17 Insurance. All material policies of insurance of any kind or nature owned by or issued to such Loan Party are in full force and effect.

Section 3.18 No Filing or Stamp Tax. Under the law of such Loan Party’s jurisdiction of incorporation it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents (including the Transactions) (other than any such stamp, registration or similar tax that has been paid as of the Effective Date or such later date when due, in each case, to the extent referenced on Schedule 3.18).

Section 3.19 No Anti-Social Forces.

No Loan Party, nor any of its directors or officers, falls under any of the following:

(a) an Organized Crime Group;

(b) an Organized Crime Group Member;

(c) was an Organized Crime Group Member at any point within the last five years;

(d) an Organized Crime Group Quasi-Member;

(e) a company affiliated with or association of an Organized Crime Group (means a corporation in effect managed by Organized Crime Group Members, a corporation managed by Organized Crime Group Quasi-Members or former Organized Crime Group Members that provide financial support and actively assists with the maintenance and management of or is involved with an Organized Crime Group or a corporation that uses an Organized Crime Group it its business and assists with the maintenance and management of an Organized Crime Group);

(f) a corporate racketeer (a corporate racketeer, hoodlum, or blackmailer who would likely engage in violent illegal acts against companies seeking illegal profit and pose a threat to the public safety);

(g) a blackmailer disguising as a supporter of a social movement (blackmailer disguising as a supporter of a social or political movement who would likely engage in violent illegal acts seeking illegal profit and pose a threat to the public safety);

(h) a white-collar crime group or member of another similar special intellectual violence group or such groups or members (a group or an individual other than listed in paragraphs (a) through (f) above who are connected with an Organized Crime Group, uses such connection, are linked to an Organized Crime Group financially and forms a core of illegal acts);

(i) any other Person who conforms to any of those listed in paragraphs (a) through (g) above (collectively, the “Organized Crime Group Member Person”);

(j) a company whose operations are controlled by one or more Organized Crime Group Member Persons;

(k) a company in which an Organized Crime Group Member Person substantially engages in its operations;

(l) a person who unjustly uses an Organized Crime Group Member Person for the purpose of unfair profit or causing a third party to profit unfairly or damaging to a third party or other;

(m) a company which engages with an Organized Crime Group Member Person by, for example, providing funds or facilities for an Organized Crime Group Member Person; or

(n) a company of which an officer or a person who engages in its operations has a socially accusable relationship with an Organized Crime Group Member Person.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. The obligations of the Lenders to make Loans on the Effective Date shall be subject to the prior or concurrent satisfaction or waiver of the conditions precedent set forth in this Section 4.01:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or email pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (x) (i) Tulchinsky Stern Marciano Cohen Levitski & Co., Israeli counsel to Parent, and (ii) Herzog, Fox and Neeman, Israeli counsel to the Administrative Agent (with respect to certain Israeli tax matters) and (y) Nishimura & Asahi, Japanese counsel to the Loan Parties, with respect to this Agreement, each in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to (i) the organization and existence of each Loan Party, and (ii) the authorization of any relevant Transactions (including without limitation certified secretary or board certificates (or the functional equivalent thereof) containing a copy or extract of the relevant resolutions of each Loan Party approving and authorizing the execution of this Agreement) and any other legal matters relating to each Loan Party, and this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) [Reserved].

(e) The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or the managing board of each Borrower certifying the names and true signatures of the officers of each Borrower authorized to sign this Agreement and the other documents to be delivered hereunder.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Financial Officer of the Parent, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g) The Administrative Agent shall have received (i) evidence that each Fee Letter has been signed by each party thereto and (ii) all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of one special counsel to the Administrative Agent and the Lenders, and the fees and expenses of one Israeli counsel and one Japanese counsel) required to be reimbursed or paid by Parent hereunder or under any other Loan Document as of the Effective Date.

(h) The Mandated Lead Arrangers, the Administrative Agent and the Lenders shall have received documentation and information satisfactory to the Administrative Agent, as required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

(i) The Administrative Agent shall have received copies of any consents or approvals required pursuant to Section 3.03 of this Agreement (reasonably satisfactory to the Mandated Lead Arrangers and the Administrative Agent).

(j) TEVA UK Limited shall have delivered an acceptance of agent for service of process as contemplated in Section 11.10(e), substantially in the form of Exhibit E.

(k) To the extent applicable, the Administrative Agent shall have received evidence of payment of the appropriate stamp tax and the applicable Loan Documents shall have been appropriately stamped.

Section 4.02 Each Credit Event. The obligation of each Lender to make any Credit Extension to any Borrower (including the Credit Extension on the Draw Down Date) is subject to the satisfaction of the following conditions with respect to said Borrower and the Parent:

(a) No Default or Event of Default shall have occurred and be continuing on such date nor will result from the making of such Loan.

(b) Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct on and as of the date of such Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date.

(c) The applicable Borrower shall have delivered a Borrowing Request in accordance with Section 2.03.

(d) Prior to, or substantially concurrently with (or immediately after giving effect to) the Borrowing on the Draw Down Date, all commitments under the Existing Senior Unsecured Japanese Yen Revolving Credit Agreement shall have been terminated, the Company shall have repaid the Existing Senior Unsecured Japanese Yen Revolving Credit Agreement in full (subject to the netting provisions of Section 2.04(a)) including the repayment provided and the Agent shall have received evidence reasonably satisfactory to it of such repayment and termination of the Existing Senior Unsecured Japanese Yen Revolving Credit Agreement. It is understood by the parties hereto that all or a portion of the outstanding amounts under the Existing Senior Unsecured Japanese Yen Revolving Credit Agreement will be repaid with proceeds from Loans under this Agreement and therefore the Administrative Agent and the Lenders agree and acknowledge that if definitive arrangements and procedures are made and set up for the Existing Senior Unsecured Japanese Yen

Revolving Creditor to be repaid substantially concurrently with (or immediately after giving effect to) the Borrowing on the Draw Down Date, that shall suffice for purposes of this condition, and such borrowing may occur on the Draw Down Date with proceeds thereof being substantially concurrently applied to repay (or net off-setted in accordance with Section 2.04(s) against) amounts outstanding Existing Senior Unsecured Japanese Yen Revolving Credit to the extent not being repaid from other sources.

Each Borrowing Request shall be deemed to constitute a representation and warranty by the relevant Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (d) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable hereunder shall have been paid in full the Loan Parties covenant and agree with the Administrative Agent and the Lenders that:

Section 5.01 Financial Statements and Other Information. The Parent will furnish, or cause to be furnished, to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Parent, the Parent’s audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Parent and its consolidated Subsidiaries as of the end of and for such year of the Parent, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Parent’s independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, the Parent’s consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Parent and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year of the Parent, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations and cash flows of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) within 120 days after the end of each fiscal year of the Initial Borrower (which fiscal year will initially end at March 31, 2012 (the “Initial GK Fiscal Year”; and each subsequent fiscal year of the Initial Borrower, a “Subsequent GK Fiscal Year”), but it is understood that after the end of the Initial GK Fiscal Year, the Initial Borrower may change its fiscal year-end to December 31st (such that in the year such fiscal year-end is changed, the fiscal year then ending shall be a nine-month fiscal year)), the Initial Borrower’s audited balance sheet and related statements of income, changes in equity and cash flows of the Initial Borrower as of the end of and for such year of the Initial Borrower (provided that for the Initial GK Fiscal Year such financial statements shall be presented on a stand-alone unconsolidated basis, but for each Subsequent GK Fiscal Year such financial statements shall be presented on a consolidated basis reflecting the results on the Initial Borrower and each of its consolidated Subsidiaries), setting forth in each case in comparative form the figures for the previous fiscal year (to the extent applicable), all reported on by the Initial Borrower’s independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Initial Borrower (and its consolidated Subsidiaries on a consolidated basis (in the case of financial statements in respect of each Subsequent GK Fiscal Year)) in accordance with Japanese GAAP consistently applied;

(d) promptly after they are complete and available and as soon as reasonably practicable, Taiyo’s audited balance sheet and statements of income and changes in equity as of and for the nine-month fiscal year ended December 31, 2011, all reported on by Taiyo’s independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of Taiyo in accordance with Japanese GAAP consistently applied;

(e) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent substantially in the form of Exhibit C attached hereto, (i) certifying as to whether a Default or Event of Default or, to the knowledge of the Parent, any investigation, circumstance, development or other matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect has occurred and, if such a Default, Event of Default, investigation, circumstance, development or other matter has occurred, specifying the details thereof and the action taken or proposed to be taken with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 6.04 and (iii) stating whether any change in the application of GAAP has occurred since the date of the fiscal year 2011 audited financial statements referred to in Section 3.04 (or in Japanese GAAP since March 31, 2011) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate (or, in the case of any change in the application of Japanese GAAP, the financial statements delivered pursuant to clauses (c) above);

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said SEC, or with any national or foreign securities exchange, or distributed by the Parent to its equity holders generally, as the case may be; provided, however, that the Parent shall not be required to deliver to the Administrative Agent (and shall be deemed to have furnished to the Administrative Agent) such financial statement or other materials referred to in sub-clauses (a) or (b) or any other report, proxy statement and other materials if such financial statement, report, proxy statement and any other material is posted on the SEC’s website at www.sec.gov or on the Parent’s website at www.tevapharm.com (provided that in the case of financial statements referred to in (a) and/or (b) above, the Parent provides written notice to the Administrative Agent that the same has been posted on such website);

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower, that may reasonably affect any such Borrower’s compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, provided, however, that the Parent shall not be required to deliver such information to the extent such information is posted on the SEC’s website at www.sec.gov or on the Parent’s website at www.tevapharm.com (provided that if so requested, Parent advises such Administrative Agent or Lender where such information can be accessed on such website); and

(h) promptly upon receipt by any Loan Party of any order of provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae) or attachment (sashiosae) regarding loan receivables under this Agreement, a written notice detailing such order.

Section 5.02 Notices of Material Events. The Parent will furnish (or cause to be furnished) to the Administrative Agent prompt written notice of the occurrence of any Default or Event of Default, which notice shall be provided to the Administrative Agent and each Lender no later than 3 Business Days after any officer of such Person becomes aware or should have become aware of the same, specifying the details thereof and any action taken or proposed to be taken with respect thereto. Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Parent setting forth the details of the Default or Event of Default requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect its existence, and (ii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, preserve, renew and keep in full force and effect its rights and privileges and the rights, licenses, permits, approvals, privileges and franchises applicable to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution expressly permitted under Section 6.01.

Section 5.04 Payment of Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with responsible, financially sound and reputable insurance companies, insurance with respect to its properties and business.

Section 5.06 Books and Records; Inspection Rights. Each Loan Party will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP or in accordance with the accounting standards applicable in such entity’s jurisdiction. Each

Loan Party will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and subject to signing by such representative of customary confidentiality undertakings, at the Lenders’ expense so long as no Event of Default exists and at the Borrowers’ expense during the continuance of an Event of Default, to visit and inspect its properties, to examine and make extracts from its books and records relating to financial and other similar matters (other than materials protected by the attorney-client privilege and materials which such Person may not disclose without violation of any applicable law or a confidentiality obligation binding upon it), and to discuss its affairs, finances and condition with its directors, officers, employees, accountants or other representatives, all at such reasonable times and as often as reasonably requested. As long as no Default exists, the Lenders and/or the Administrative Agent shall use reasonable efforts to minimize the disruption of such Person’s business resulting from any such visit or inspection and shall limit any such visits or inspections under this Section 5.06 to once per fiscal year. A representative of the applicable Loan Party shall be provided a reasonable opportunity to be present at any such visit or inspection, but the actual attendance of any such representative shall not be required.

Section 5.07 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all requirements of law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds. The proceeds of the Loans will be used by the Borrowers to refinance the Existing Senior Unsecured Japanese Yen Revolving Credit Agreement and the payment of fees and expenses in relation thereto and for general corporate purposes of the Parent and/or its Subsidiaries (including, without limitation, acquisitions). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X.

Section 5.09 Environmental Laws, Etc. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws and governmental authorizations issued pursuant thereto, the non-compliance with which could reasonably be expected to have a Material Adverse Effect. In the event any Loan Party or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials, such Loan Party will, and will cause each of its Subsidiaries to, conduct and complete such remedial action in material compliance with all applicable Environmental Laws, and in accordance with the policies, orders, directions and other requirements of law of all federal, state and local Governmental Authorities of the Untied States, Japan or any other applicable jurisdiction, except when, and only to the extent that, the liability of the applicable Loan Party and its Subsidiaries for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by such Person or such liability could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Japanese Translation.

This Agreement is to be translated into Japanese prior to the Signing Date (subject to the provisions of Section 11.20) and Parent and/or the Initial Borrower shall bear the expense thereof.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Loan Parties covenant and agree with the Administrative Agent and the Lenders that:

Section 6.01 Fundamental Changes and Asset Sales. No Loan Party or Subsidiary will merge into or consolidate or amalgamate with (or engage in any other substantially similar transaction) any other Person, or permit any other Person to merge into or consolidate or amalgamate with (or engage in any other substantially similar transaction) it, or sell, transfer, lease or otherwise dispose (each, a “disposal” or “disposition”) of (in one transaction or in a series of transactions) of any assets (whether now owned or hereafter acquired) to any Person, or liquidate or dissolve. Notwithstanding the foregoing the following, shall be permitted:

(i) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Person may merge, consolidate or amalgamate (or engage in a substantially similar transaction) with any Borrower in a transaction in which the applicable Borrower is the surviving entity (provided that if a Subsidiary Borrower merges or consolidates with or into Parent, Parent is the surviving corporation and Parent has assumed such Borrower’s obligations hereunder as a Borrower),

(ii) any Subsidiary may merge, consolidate or amalgamate (or engage in a substantially similar transaction) with any other Subsidiary in a transaction in which the surviving entity is a wholly-owned Subsidiary (in the case of a Loan Party, subject to preceding clause (i)),

(iii) assets or equity interests of any Subsidiary may be disposed of to any other wholly-owned Subsidiary or to the Parent or by a Borrower to another Borrower or by a Borrower to a wholly-owned Subsidiary,

(iv) the Parent or any Subsidiary may dispose of assets or property to any other Person; provided, that, the aggregate book or fair market value of all assets disposed (to a Person other than the Parent, a Borrower or any other wholly-owned Subsidiary) under this clause (iv) during any fiscal year of Parent shall not exceed 15% of the total consolidated assets of the Parent and its consolidated Subsidiaries, determined in accordance with GAAP, measured as of the last day of the immediately preceding fiscal year for which financial statements have been or were required to be delivered pursuant to this Agreement,

(v) the Parent and its Subsidiaries may dispose of inventory in the ordinary course of business,

(vi) Parent and its Subsidiaries may transfer assets in connection with a Financing Arrangement permitted under Section 6.03,

(vii) the Parent or any Subsidiary may lease, as lessor or sublessor, or license, as licensor or sub licensor, real or personal property (other than any intellectual property) in the ordinary course of business, provided that no such lease or license shall materially interfere with the ordinary course of business of the Parent or any Subsidiary,

(viii) the Parent or any Subsidiary may liquidate or sell Cash Equivalents,

(ix) the Parent or any Subsidiary may, in the ordinary course of business, licence or sublicense intellectual property owned or held by the Parent or such Subsidiary,

(x) the Parent or any Subsidiary may dispose of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and may dispose of property no longer used or useful in the conduct of the business of the Parent or any Subsidiary,

(xi) the Parent or any Subsidiary may sell Receivable Assets to a Securitization Entity in a Qualified Securitization Transaction for the fair market value thereof; provided that at no time shall more than US$1,000,000,000 (or its equivalent in another currency or currencies) in fair market value of assets be subject to such Qualified Securitization Transaction,

(xii) any Subsidiary may pay dividends or make any other distribution,

(xiii) the Parent may pay cash dividends (or dividends paid in the form of common equity of the Parent) to its shareholders, to the extent lawful, and

(xiv) any Subsidiary may liquidate or dissolve (with any residual assets being applied in accordance with one of the other clauses of this Section 6.01).

Section 6.02 Fiscal Year and Accounting. (a) Parent shall not change its fiscal year-end to a date other than December 31 and shall not make or permit any changes in accounting policies or practices which would have an effect on whether or not the Parent is in compliance with Section 6.04, without the consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed, except: (i) changes that are required or permitted by GAAP, or (ii) changes permitted under sub-paragraph (b) of this Section 6.02.

(b) If at any time any change in GAAP (including without limitation as a result of the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 6.03 Negative Pledge No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, (x) create or permit to subsist any Encumbrance over all or any of its present or future revenues or assets or (y) enter into a Financing Arrangement, except for the following (“Permitted Encumbrances”):

(a) Encumbrances imposed by law, including, without limitation, for taxes that are not yet due or, if due, are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and similar liens imposed by law arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or its Subsidiaries and, if securing obligations that are overdue by more than 90 days, are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to obtain letters of credit to post for such purposes;

(d) deposits or Encumbrances to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or its Subsidiaries;

(g) other liens incidental to the conduct of the business of the Parent or any Subsidiary or the ownership of the property or assets of the Parent or such Subsidiary that are not in respect of Indebtedness and do not in the aggregate materially detract from the value of such properties or assets or materially impair the use thereof in the operation of the business of the Parent or such Subsidiary;

(h) Encumbrances existing on the date hereof in connection with any Indebtedness outstanding on the date hereof and disclosed in the public filings of the Parent or on Schedule 6.03 hereof (and any Encumbrance granted as collateral for any refinancing or replacement of such Indebtedness, provided that such Encumbrance secures a principal amount of Indebtedness not in excess of the amount so disclosed (plus reasonable refinancing costs) and does not encumber any property or assets other than the property or assets to the original Encumbrance as so disclosed or improvements thereon or replacements thereof);

(i) any netting or set-off arrangement entered into by Parent or any Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(j) any Encumbrance arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Parent or any Subsidiary in the ordinary course of business;

(k) any Encumbrance securing any hedging obligation of Parent or any Subsidiary in respect of interest rate, currency exchange rates or commodity pricing hedging, swaps or similar transactions entered into in the ordinary course of business for bona fide business purposes;

(l) Encumbrances on property of a Person existing at the time such Person is merged into or consolidated with any Loan Party or any Subsidiary; (provided that such Encumbrances were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Loan Party or Subsidiary or acquired by such Loan Party or Subsidiary) and extensions, replacements and renewals thereof that do not increase the outstanding principal amount thereof that is secured by such Encumbrance as of such date and do not result in such Encumbrance extending to additional assets (other than improvements thereon or replacements thereof);

(m) Encumbrances in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(n) purchase money Encumbrances upon or in any real property or equipment acquired by any Loan Party or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment, or Encumbrances existing on such property or equipment at the time of its acquisition (other than any such Encumbrances created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Encumbrances shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Encumbrance being extended, renewed or replaced;

(o) Encumbrances securing capital lease obligations in respect of property acquired; provided that no such Encumbrance shall extend to or cover any assets other than the assets subject to such capitalized leases;

(p) any other Encumbrances securing obligations and other Financing Arrangements; provided that (x) the aggregate amount of obligations secured and (y) the fair market value of the assets subject to Financing Arrangements or obligations in accordance with this subclause (p) shall not exceed US$1,000,000,000 (or its equivalent in another currency or currencies) at any time outstanding;

(q) any Encumbrance entered into pursuant to any Loan Document; and

(r) Encumbrances over any Receivable Assets subject to a Qualified Securitization Transaction; provided that the aggregate fair market value of all Receivable Assets secured in accordance with this subclause (r) shall not exceed US$1,000,000,000 (or its equivalent in another currency or currencies) at any one time outstanding.

Section 6.04 Financial Covenants.

Parent shall procure that:

(a) Total Consolidated Net Debt to EBITDA	As of the end of each Test Period, the ratio of Total Consolidated Net Debt to EBITDA for such four-quarter period shall not exceed 3.50:1.

(b) Interest Cover Ratio	The Interest Cover Ratio for any Test Period shall be not less than 3.50:1.

All the terms used in this Section 6.04 shall be calculated in accordance with the accounting principles applied in connection with the latest consolidated financial statements of the Parent required to be delivered pursuant to Section 5.01(a) or (b).

Section 6.05 No Anti-Social Forces.

(a) No Loan Party shall become an Anti-Social Force.

(b) No Loan Party has conducted or will conduct, either by itself or through the use of third parties, any actions that fall under any of the following:

(i) a demand with violence;

(ii) an unreasonable demand beyond legal responsibility;

(iii) an action with the use of intimidating words or actions in relation to transactions;

(iv) an action to defame the reputation or interfere with the business of any Mandated Lead Arranger, the Administrative Agent, or any Lender by spreading rumour, using fraudulent means or resorting to force; or

(v) other actions similar to the foregoing.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise except if such failure to pay is due to an administrative or technical error, Loan Party shall have three (3) days to cure such failure;

(b) default shall be made in the payment of any interest on any Loan or other fee payable under the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c) (i) any representation or warranty made or deemed made by the Loan Parties in Article III hereof or in any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made,

(ii) No Event of Default under paragraph (c)(i) above will occur if the failure to comply is capable of remedy and is remedied within 15 days of the Administrative Agent giving notice to a Loan Party or a Loan Party becoming aware of the failure to comply (it being understood that any materially incorrect or misleading information contained in any financial statements delivered in accordance with this Agreement or referred to in Section 3.04 cannot be so remedied);

(d) the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in Article VI;

(e) the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or a Lender to any Borrower;

(f) any Loan Party or Material Subsidiary shall (i) fail to pay any principal of or premium or interest due in respect of Material Indebtedness when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement of such Material Indebtedness that is a default (in each case, other than a failure to pay specified in clause (i) of this subsection (f)) and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid prior to the stated maturity thereof;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, stay of proceedings, freeze order (“Hakpa’at Halichim”), civil rehabilitation under the Civil Rehabilitation Act (Minji Saisei Ho), reorganisation under the Corporate Reorganisation Act (Kaisha Kosei Ho), bankruptcy under the Bankruptcy Act (Hasan Ho), special liquidation (tokubetsu seisan) under the Companies Act (Kaisha Ho) or special mediation (tokutei chotei) under the Special Mediation Act (Tokutei Saimu to no Chosei no Sokushin no Tame no Tokutei Chotei ni Kansuru Horitsu) or other relief in respect of any Loan Party or any Material Subsidiary or its debts, or of a substantial part of its assets (each a “Bankruptcy Event”), under any Japanese, United States federal or state, or any other foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (“Bankruptcy Law”) or (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, compulsory manager or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or a final, not temporary or interim, unappealable order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking a Bankruptcy Event or other relief under any Bankruptcy Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, compulsory manager or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing;

(i) any Loan Party or any Material Subsidiary shall admit in writing its inability to pay its debts generally;

(j) one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than US$150,000,000 (or its equivalent in another currency or currencies) in excess of the amount of insurance coverage shall be rendered against any Loan Party or any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any such Material Subsidiary to enforce any such judgment for the payment of money in an aggregate uninsured amount in excess of US$150,000,000 (or its equivalent in another currency or currencies);

(k) one or more ERISA Events shall have occurred, which individually or in the aggregate results in liability of any Loan Party, any of its subsidiaries, or any of their respective ERISA Affiliates in excess of US$150,000,000 (or its equivalent in another currency or currencies) during the term hereof;

(l) this Agreement shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions or interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its financial obligation under this Agreement; or

(m) any order or notice of provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae) (or any analogous procedure) has been issued, or any adjudication that orders an enforcement of preservative attachment (hozen-sashiosae) or attachment (sashiosae) has been rendered (or any analogous procedure taken), with respect to deposits, deposit receivables or other receivables held in any account of any Loan Party or any Material Subsidiary against any Lender, and (in the case of provisional attachment (kari-sashiosae)) such procedure is not discharged within 30 Business Days;

then, (x) and in every such event (other than an event with respect to a Borrower described in clause (g) (other than with respect to special mediation (tokutei chotei) under the Special Mediation Act (Tokutei Saimu to no Chosei no Sokushin no Tame no Tokutei Chotei ni Kansuru Horitsu)), (h) or (m) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Parent, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (y) in case of any event with respect to any Borrower described in clause (g) (other than with respect to special mediation (tokutei chotei) under the Special Mediation Act (Tokutei Saimu to no Chosei no Sokushin no Tame no Tokutei Chotei ni Kansuru Horitsu)), (h) or (m) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents. For the avoidance of doubt, an acceleration of the obligations hereunder pursuant to an occurrence of a special mediation (tokutei chotei) under the Special Mediation Act (Tokutei Saimu to no Chosei no Sokushin no Tame no Tokutei Chotei ni Kansuru Horitsu) as described in clause (g) above shall occur only at the request of the Required Lenders as described in (x) above.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment and Authority. Each Lender Party hereby irrevocably appoints SUMITOMO MITSUI BANKING CORPORATION to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender Parties, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02 Administrative Agent Individually.

(a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lender Parties.

(b) Each Lender Party understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Article VIII as “Activities”) and may engage in the Activities with or on behalf of one or more of the Parent or its Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Parent and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Parent or its respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Parent or its Affiliates. Each Lender Party understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Parent or its Affiliates (including information concerning the ability of the Parent to perform its obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lender Parties that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender Party or use on behalf of the Lender Parties, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Parent or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender Party such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lender Parties.

(c) Each Lender Party further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Parent and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender Parties (including the interests of the Lender Parties hereunder and under the other Loan Documents). Each Lender Party agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender Party. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Parent or its Affiliates (including information concerning the ability of the Parent to perform its obligations hereunder and under the other Loan Documents) or (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including, without limitation, any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender Party including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Parent or its Affiliates) or for its own account.

Section 8.03 Duties of Administrative Agent; Exculpatory Provisions.

(a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not be subject to any fiduciary or other implied duty, whether or not a Default or Event of Default has occurred or is continuing and shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.03 or Article VII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until any Borrower or any Lender Party shall have given notice to the Administrative Agent describing such Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender Party prior to the making of such Loan, and in the case of a Loan, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan

Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent shall use reasonable care in its selection of any such sub-agent, the standard of such care not to be below that which it would use for its own affairs and in performing its duties in respect hereof, such sub-agent shall use reasonable care in the performance of such duties, the standard of such care not to be below that which it would use for its own affairs. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VIII and Section 11.04 (as though such sub agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lender Parties and the Parent (such notice not to be effective until 30 days have lapsed). Upon receipt of any such notice of resignation, the Required Lenders shall have the right (which, unless an Event of Default under subsection (a), (g), (h) or (m) of Section 7.01 has occurred and is continuing, shall be with the consent of the Initial Borrower (such consent not to be unreasonably withheld or delayed)), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Administrative Agent may on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a commercial bank or a trust company with an office in Japan, the United States of America, the United Kingdom or any member state of the European Union (provided it was a member state as of January 1, 2004), or an affiliate of such a bank or trust company; provided that if the Administrative Agent shall notify the Parent and the Lender Parties that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of any Lender Party under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each applicable Lender Party, directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph; provided further that so long as no such successor Administrative Agent shall have accepted such appointment the Parent shall have the right to appoint, at its own cost and expense, a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank or a trust company with an office in the United States of America, the United Kingdom, any member state of the European Union (provided it was a member state as of January 1, 2004), or Japan, and which shall have a combined capital and surplus of at least $250,000,000 (or foreign currency equivalent thereof) (an “Interim Administrative Agent”), which Interim Administrative Agent shall serve as Administrative Agent in all respects (with the rights, privileges and obligations thereof, including without limitation the right to resign (and appoint a successor) as set forth above in this Section 8.06) until such time as the Required Lenders appoint a successor thereto in accordance with the provisions described above in this Section 8.06). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Party directly, until such time as a successor Administrative Agent or Interim Administrative Agent has been appointed as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07 Non-Reliance on Administrative Agent and Other Lender Parties.

(a) Each Lender Party confirms to the Administrative Agent, each other Lender Party and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender Party acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrowers;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of and any information delivered by the Administrative Agent, any other Lender Party or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 8.08 Trust Indenture Act. In the event that SUMITOMO MITSUI BANKING CORPORATION or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of any Loan Party hereunder or under any other Loan Document by or on behalf of SUMITOMO MITSUI BANKING CORPORATION in its capacity as the Administrative Agent for the benefit of any Lender under any Loan Document (other than SUMITOMO MITSUI BANKING CORPORATION or an Affiliate of SUMITOMO MITSUI BANKING CORPORATION) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act. The provisions of this paragraph shall apply mutatis mutandis in the event that any successor Administrative Agent is appointed hereunder.

Section 8.09 Certain Titles. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Mandated Lead Arranger, Bookrunner, Coordinator, Co-Arranger and Documentation Agent is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that such Persons shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 11.04. Without limitation of the foregoing, none of the Mandated Lead Arrangers, Bookrunners, Coordinators, Co-Arranger nor Documentation Agent shall, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

ARTICLE IX

GUARANTY

Section 9.01 Guaranty. Parent hereby absolutely, unconditionally and irrevocably guarantees, jointly with each Borrower and severally, guarantees (rentai hosho) as a primary obligor and not as a surety, to the Administrative Agent and the Lenders, the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each Subsidiary Borrower now or hereafter existing under this Agreement and the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Borrower to the Administrative Agent or any Lender under or in respect of this Agreement and the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Borrower.

Section 9.02 Guaranty Absolute. Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The obligations of Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement and the Loan Documents, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. To the extent permitted under applicable laws, the liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement, any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement and the Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any Loan Documents, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement and the Loan Documents or any other assets of any Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(f) any failure of the Administrative Agent or any Lender to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower now or hereafter known to the Administrative Agent or such Lender (the Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information); or

(g) any other circumstance that might constitute a defense of any Borrower or the Guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 9.03 Waivers and Acknowledgments. (a) Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Encumbrance or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(b) Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Guarantor or other rights of Guarantor to proceed against any Borrower or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder.

(d) Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender.

(e) Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 9.02 and this Section 9.03 are knowingly made in contemplation of such benefits.

Section 9.04 Subrogation. Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against any Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of the Parent and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.

Section 9.05 Subordination. The Guarantor hereby subordinates any and all debts for borrowed money owed to the Guarantor by any Subsidiary Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 9.05:

(a) Prohibited Payments, Etc. Except during the continuance of any Specified Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Subsidiary Borrower), the Parent may receive regularly scheduled payments from such Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Specified Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Subsidiary Borrower), however, unless the Required Lenders otherwise agree, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to such Subsidiary Borrower, the Guarantor agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations. In the event the Guarantor receives payment of any Subordinated Obligations in any proceeding under any Bankruptcy Law relating to such Subsidiary Borrower contrary to the immediately preceding sentence, the Guarantor shall immediately pay such amount to the Administrative Agent for the benefit of the Lenders.

(c) Turn Over. After the occurrence and during the continuance of any Specified Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Subsidiary Borrower), the Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

(d) Agent Authorization. After the occurrence and during the continuance of any Specified Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

For purposes of this Section 9.05, a “Specified Event of Default” means an event described in clause (a), (g), (h), (i), (l) or (m) of Section 7.01 of this Agreement.

Section 9.06 Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns.

ARTICLE X

ADDITIONAL BORROWERS

Section 10.01 Additional Borrowers. The Parent may request that it or any of its wholly-owned Subsidiaries becomes an Additional Borrower. Any such Person shall become an Additional Borrower by executing and delivering an Accession Agreement and upon the satisfaction of the following conditions:

(a) each Lender (acting reasonably) approves the addition of that Subsidiary as an Additional Borrower;

(b) the Parent delivers to the Administrative Agent such documentation and legal opinions the Administrative Agent shall reasonably request, each in form and substance satisfactory to the Administrative Agent; and

(c) no Default or Event of Default is continuing or would result therefrom and each of the representations and warranties in the Loan Documents shall be true and correct after giving effect thereto as if made on such date (and the Parent has certified the same in writing).

Section 10.02 Resignation of a Borrower. The Parent may request that a Borrower (other than the Parent) cease to be a Borrower by delivering to the Administrative Agent a resignation letter in form and substance satisfactory to the Administrative Agent, whereupon, if:

(a) no Default is continuing or would result from the acceptance of such resignation letter (and the Parent has confirmed the same in writing); and

(b) any Borrower so being released is under no actual or contingent obligations as a Borrower under any Loan Documents,

such Borrower shall cease to be a Borrower and shall have no further rights or obligations under the Loan Documents other than those obligations that expressly survive the termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail at an address provided by the applicable Person), and addressed to the party to be notified as follows:

(i) if to any Loan Party:

Teva Pharmaceutical Industries Limited
Attention:	Corporate Treasurer and General Counsel – International Banking
Address:	5 Basel Street, Petah Tiqva 49131, Israel
Telephone:	+972-3-926-7289
Fax:	+972-3-906-2501;

(ii) if to the Administrative Agent:

Sumitomo Mitsui Banking Corporation
Attention:	Mr. Masahiko Nakamura (or other than Loan Agency Officer for the Teva Account)
Address:	Yusen-Odenmacho Build.
13-6, Kodenma-cho Nihonbashi
Chuo-ku, Tokyo
103-0001 Japan
Telephone:	+81 3 5640 6688
Fax:	+81 3 5695 5214; and

(iii) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire;

or at such other address as shall be notified in writing (x) in the case of a Borrower, the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Parent and the Administrative Agent.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by registered mail, ten Business Days after being deposited in the mails and (iii) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications pursuant to Article II or Article VIII shall not be effective until received by the addressee.

Section 11.02 [Reserved].

Section 11.03 Waivers; Amendments.

(a) No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent and the Required Lenders or by the Parent and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender (including for the avoidance of doubt by amending the definition of “Availability Period” or any provision of Section 2.06(a) in a manner that would extend the period for any Commitments) without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (other than a Defaulting Lender), (iv) change Section 2.08(a) or (d) or Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby (or the pro rata provisions of Section 2.01 or 2.06(b)), without the written consent of each Lender affected thereby (other than a Defaulting Lender), (v) change the duration provided for in the definition of “Interest Period” hereunder, without the written consent of each Lender affected thereby (other than a Defaulting Lender), (vi) after the occurrence of a Change of Control, amend the rights of any or all Lenders (in a manner detrimental to such Lender) under Section 2.08(c) in respect of such Change of Control (including postponing the date on which amounts thereunder are payable or reducing the amounts so payable or terminable) (it being understood that prior to the occurrence of such Change of Control, the Required Lenders, the Administrative Agent and the Parent may amend or waive any provision of Section 2.08(c) or the definition of “Change of Control”), (vii) release the Parent from the Guaranty, or limit the Parent’s liability in respect of such Guaranty, without the written consent of each Lender (other than a Defaulting Lender), (viii) change any of the provisions of this Section 11.03 or the definition of “Required Lenders” or “Required Tranche Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or each Lender of such Tranche, as the case may be (in each case, other than a Defaulting Lender), (ix) amend any substantive provisions of Section 2.12 or 2.13 in a manner adverse to any Lender without the consent of Lenders having Credit Exposures and unused Commitments representing at least 75% of the sum of the total Credit Exposures and unused Commitments of all Lenders at such time (provided that if such amendment, waiver or modification affects any one Tranche in a manner different than any other Tranche in any substantial respect, then such consent shall be required by Lenders under each Tranche affected by such amendment, waiver or modification having Credit Exposures under such Tranche and unused Commitments under such Tranche representing at least 75% of the sum of the total Credit Exposures under such Tranche and unused Commitments under such Tranche of all Lenders under such Tranche at such time), (x) permit any change to the Borrowers or the Guarantor (other than as specified in this Agreement) or (xi) amend any provision of Section 5.08 without the consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Mandated Lead Arranger hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such Mandated Lead Arranger, as the case may be.

(c) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Parent, the other Borrowers, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 11.05) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

Section 11.04 Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties shall pay (i) all reasonable invoiced out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with the administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated thereby shall be consummated) and (ii) all out-of-pocket expenses invoiced to and incurred by the Administrative Agent and/or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent and the Lenders, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Parent agrees to the fullest extent permitted by law, to indemnify and hold harmless each Mandated Lead Arranger, the Administrative Agent and each Lender and each Related Party of any of the foregoing Persons (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs, penalties, fees and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties (other than claims and related damages, losses, liabilities, costs, penalties, fees and expenses made by one Lender (or its successors or assignees) against another Lender) arising out of, related to or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any Loan Document or any other document or instrument delivered in connection herewith, (ii) any violation by any Borrower or any Subsidiary of any Borrower of any Environmental Law or any other law, rule, regulation or order, (iii) the actual or proposed use of the proceeds of any Loan, or (iv) any transaction in which any proceeds of any Loan are applied (EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE SOUGHT TO BE RECOVERED BY ANY INDEMNIFIED PARTY TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE HAS BEEN DETERMINED BY A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE SOLELY RESULTED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY). IT IS THE INTENT OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL, TO THE EXTENT PROVIDED IN THIS SECTION 11.04(b), BE INDEMNIFIED FOR ITS OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent or any Mandated Lead Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Person such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and determined without giving effect to the Applicable Percentage of any applicable Defaulting Lender) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, cost, penalty, fee or related expense, as the case may be, was incurred by or asserted against such Person in its respective capacity as such.

(d) To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section shall be payable not later than 3 Business Days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.

Section 11.05 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent nor the other Borrowers may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments and Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under an applicable Tranche and the relevant Loans under such Tranche at the time owing to it or in the case of an assignment to a Lender under the applicable Tranche, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the relevant Loans of the assigning Lender under an applicable Tranche subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than JPY 500,000,000 and shall be an integral multiple of JPY 100,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 7.01(a), (b), (g), (h), (i) or (m) has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed) (provided that the Parent shall be deemed to have consented thereto unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice or request for such consent).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the relevant Loan or the Commitment under the applicable Tranche assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition the consent of the Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 7.01(a), (b), (g), (h), (i) or (m) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the consent of Parent to an assignment must not be withheld solely because the assignment or transfer may result in an increase of Mandatory Cost or increased obligations under Sections 2.15; provided further that the Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice or request for such consent.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of JPY 500,000 (plus VAT (or consumption tax, as the case may be), if any), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Parent or its Affiliates. No such assignment shall be made to the Parent or any of the Parent’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent and any Lender as to its own Commitments and amounts owing to it, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Parent, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it);

provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.03 that affects such Participant. Subject to paragraph (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent. A Participant that would be a Non-Qualifying Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Initial Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights to repayment of Loans made under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations, including, to a Federal Reserve Bank, the European Central Bank, the Bank of Japan or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14 and 2.15, Article VIII and Sections 11.04 and 11.13 (and the obligations under Article IX, to the extent relating to any of the foregoing) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 11.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts),

each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.08 Severability. Any provision of this Agreement or the Loan Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.09 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Borrower or the Guarantor against any and all of the obligations of any such Borrower or the Guarantor existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such obligations of such Borrower or Guarantor may be owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and any non-contractual obligations arising out of or in connection with it shall be construed in accordance with and governed by Japanese law (without regard to conflicts of laws principles).

(b) Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York sitting in New York County, (ii) the United States District Court of the Southern District of New York, (iii) the Tokyo District Court, (iv) the courts of England and (v) any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement (including any non-contractual obligations arising out of or relating to this Agreement) and each of the parties hereto hereby irrevocably and unconditionally agrees that any such suit, action or proceeding (“Proceedings”) may be heard and determined in such courts. Each party hereto hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over it and agrees not to plead or claim in any Proceedings that any such courts lack personal jurisdiction over it. To the extent that any Loan Party in any jurisdiction has, may claim or hereafter may acquire any immunity from jurisdiction, suit, enforcement, execution, attachment (whether through prior to judgment, in aid of execution, or otherwise) or any other legal process with respect to itself or its property, such Loan Party hereby agrees not to claim and irrevocably waives such immunity to the full extent permitted by law. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or the Guarantor or any of their respective properties in the courts of any jurisdiction to enforce a judgment obtained in accordance with this Section. Each Loan Party agrees that, if the Administrative Agent or any Lender has brought or initiated Proceedings in any jurisdiction referred to in this paragraph (the “Original Proceedings”), no Loan Party may bring Proceedings which relate to the Original Proceedings or concern dispute(s) which are the same as or related to any dispute(s) which are the subject of the Original Proceedings in any other jurisdiction, including, for the avoidance of doubt, any other jurisdiction referred to in this paragraph. Nothing in this Section shall (or shall be construed so as to) limit the right of the Administrative Agent or any Lender to take Proceedings in any of the courts referred to in this paragraph, nor shall the taking of Proceedings in any such jurisdiction by any Loan Party preclude the taking of Proceedings by the Administrative Agent or any Lender in any other such jurisdiction (whether concurrently or not) if and to the extent permitted by law.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceedings in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any Proceedings in any such court, including, without limitation, with respect to enforcement and/or proceedings for breach claims, and agrees not to plead that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(d) Subject to paragraph (e) of this Section, each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Such service may be made by mailing (by registered or certified mail, postage prepaid or any other method which generates a receipt or proof of delivery) or delivering a copy of such process to such Person at the address provided in Section 11.01 (and in the case of service to be delivered to any Loan Party, each Loan Party hereby acknowledges that, to the extent required, the address for delivery of a copy of such service to counsel for such Loan Party shall be: Office of the General Counsel, Teva Pharmaceutical Industries Limited, 5 Basel Street Petah Tiqva 49131, Israel, Attention: General Counsel); each party hereto hereby irrevocably waives any objection to such service of process and agrees not to plead or claim in any Proceedings that any such service was in any way invalid or ineffective. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable relevant law.

(e) Each Loan Party agrees that, with respect to any Proceedings which are commenced in England pursuant to paragraph (b) of this Section, TEVA UK Limited, a company organized under the laws of England and Wales (“TEVA UK Limited”) is hereby appointed as its agent for service process, and process may be served on any Loan Party by being delivery of such process or a copy thereof to TEVA UK Limited at Ridings Point,

Whistler Drive, Castleford, West Yorkshire, WF10 5HX, England, United Kingdom, or, if different, TEVA UK Limited’s place of business in England from time to time as notified to the Administrative Agent in accordance with this paragraph. If TEVA UK Limited ceases to have a place of business at Ridings Point, Whistler Drive, Castleford, West Yorkshire, WF10 5HX, England, United Kingdom, each Loan Party shall immediately provide the Administrative Agent with notice of the address of TEVA UK Limited’s current place of business in England where service may be effected. If TEVA UK Limited ceases to exist, is not or ceases to be effectively appointed to accept service of process on behalf of any Loan Party or ceases to have a place of business in England where service may be validly effected or there is a failure to notify the Administrative Agent of a such address in accordance with this paragraph, each Loan Party shall promptly notify the Administrative Agent thereof and shall appoint a further replacement Person in England to accept service of process on its behalf and, failing such appointment within 14 days, the Administrative Agent shall be entitled to appoint such a replacement Person by written notice to such Loan Party. Nothing in this paragraph shall affect the rights of the Administrative Agent and/or the Lenders to serve process in any other manner permitted by law.

Section 11.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING IN ANY APPLICABLE JURISDICTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.13 Confidentiality. Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below) and not to disclose or permit its disclosure to any Person, for a period of at least 1 year following the termination of this Agreement, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) on a need-to-know basis to the extent used in connection with the administration of this Agreement, (b) to the extent requested by or legally obligated to disclose it pursuant to a request of any regulatory authority or Governmental Authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan

Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other similar transaction under which payments are to be made by reference to the Borrowers and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of their respective Affiliates lawfully from a source other than a Borrower. It is agreed that in case of the Lender becoming aware of a requirement to disclose Information in accordance with sub-Sections (b) or (c) above, it will notify Parent and the relevant Borrower of such requirement as soon as reasonably practicable, to the extent it is lawfully permitted to so notify (as determined in its sole discretion).

For purposes of this Section, “Information” means all information received at any time prior to the date hereof and afterwards from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender lawfully prior to disclosure by the Parent or any of its Subsidiaries, provided that, in the case of information received from the Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, and at least reasonable care.

Each Lender undertakes not to make use of any Information without the prior written consent of the Parent including, for the avoidance of doubt, the issuance of any public announcement, press release or other similar communication, which consent shall not be unreasonably withheld; provided that, such Lender shall be permitted to (i) make use of such information as permitted by the preceding paragraphs of this Section 11.13 and (ii) disclose the existence of the business relationship hereunder and this Agreement’s signing in connection with the Lender’s marketing efforts following the Effective Date, each without the consent of the Parent.

Section 11.14 Treatment of Information.

(a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to the Parent or its securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to the Borrowers or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.

(b) Each Borrower agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in the latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of this Section 11.14) with respect to the Parent or its securities for purposes of United States federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information. Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by the Borrowers regarding whether a Communication contains or does not contain material non-public information with respect to the Parent or its securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Borrower, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 11.14 shall modify or limit a Lender Party’s obligations under Section 11.13 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c) Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d) Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. None of the Administrative Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e) The provisions of the foregoing clauses of this Section 11.14 are designed to assist the Administrative Agent, the Lender Parties and the Borrowers in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent or any of its Related Parties warrants or makes any other statements with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that the Borrowers’ or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by any Borrower or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and the Borrowers assumes the risks associated therewith.

(f) Any Lender Party may disclose to any Person to whom or for whose benefit such Lender Party charges, assigns or otherwise creates an Encumbrance (or may do so) pursuant to Section 11.05(f).

Section 11.15 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (including, without limitation, the Interest Rate Restriction Act of Japan (Act No. 100 of 1954, as amended) (the “IRRA”)) (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Administrative Agent or any Lender holding such Loan in accordance with applicable law (including the IRRA), the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Administrative Agent or Lender (as applicable), in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at a rate determined by the Administrative Agent in accordance with banking industry practice to the date of repayment, shall have been received by such Lender.

Section 11.16 No Waiver; Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies of the Administrative Agent and the Lenders provided in this Agreement are cumulative and not exclusive of any remedies that they would otherwise have. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

Section 11.17 USA Patriot Act Notice and “Know Your Customer” and OFAC Provisions. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”) and pursuant to other applicable “know your customer” and anti-money laundering rules and regulations, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act. Each Borrower shall, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Without limiting the foregoing, if:

(a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

(b) any change in the status or composition of shareholders of a Loan Party (or the addition of any Additional Borrower) after the date of this Agreement; or

(c) a proposed assignment or transfer by any Lender or Administrative Agent of its rights and obligations under this Agreement,

obliges the Administrative Agent or any Lender or, in the case of paragraph (c) above, any prospective new Lender or Administrative Agent to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Each Loan Party represents, warrants, agrees and covenants that (a) neither it nor any of its Subsidiaries is an Embargoed Person or listed on the Consolidated List of Financial Sanctions Targets in the UK administered by HM Treasury (a “Listed Person”) and (b) neither it, nor any of its Subsidiaries and to the best of its knowledge none of its respective officers, directors, brokers or agents of such Loan Party or such Subsidiary acting or benefiting it in any capacity in connection with Loans (x) is an Embargoed Person or a Listed Person or (y) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person or Listed Person in violation of applicable law, except where such conduct or transactions would not reasonably be likely to expose the Administrative Agent, or any Lenders to any material liability or material detriment (which for the avoidance of doubt, would include reputational harm) (it being understood that should any such harm result therefrom, the indemnity provisions of Section 11.04 shall apply in respect thereof in accordance with the terms and provisions of such Section).

Section 11.18 Preparation of Notarized Deed (kousei shosho). At any time upon request of the Administrative Agent or the Required Lenders, each Loan Party shall do all things reasonably necessary to retain a notary public to execute a notarized deed (kousei shosho) in which such Loan Party acknowledges its obligations under this Agreement and agrees to be subject to compulsory enforcement procedure (kyousei shikkou) with regard thereto.

Section 11.19 Judgment Currency. (a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in JPY (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties covenant and agree to pay, or cause to be paid, either (i) such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date, or (ii) such amount, in the Obligation Currency, equal to the amount of the applicable judgment denominated in Judgment currency, converted to the Obligation Currency in accordance with the Judgment Currency Conversion Date.

(c) For purposes of determining the rate of exchange for this Section 11.19, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 11.20 English and Japanese Language.

(a) The parties hereto understand and agree that a Japanese language version of this Agreement and/or any related document may be prepared and any such version shall be for informational purposes only. In the event of any ambiguity, conflict or inconsistency between any of the terms of the English language version of this Agreement (or such related document, as the case shall be) and any translation thereof (Japanese or otherwise), the English language version shall apply and prevail and be conclusive and binding.

(b) Any notice given to or by a Loan Party under or in connection with any Loan Document must be in English, it being understood that certain constitutional, statutory or other official document which is required to be prepared in Japanese delivered by a Loan Party hereunder may be in Japanese, provided that, if so required by the Administrative Agent, the applicable Loan Party shall promptly prepare and provide to the Administrative Agent a certified English translation and, in this case (and only in this case), the Japanese version will prevail.

(c) If requested by any Lenders, the Administrative Agent may choose to deliver Japanese translations of certain notices hereunder to such Lenders (it being understood that the provisions of clause (a) above shall apply to such translations).

Section 11.21 No Fiduciary Duty. Each Mandated Lead Arranger, each Bookrunner, the Documentation Agent, each Coordinator, the Administrative Agent and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrowers. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Borrowers, their stockholders or their affiliates. Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrowers, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Banks is acting solely as a principal and not the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other person, (iii) no Bank has assumed an advisory or fiduciary responsibility in favor of the Borrowers with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Bank or any of its affiliates has advised or is currently advising any Borrower on other matters) or any other obligation to the Borrowers except the obligations expressly set forth in the Loan Documents and (iv) each of the Borrowers has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrowers, in connection with such transaction or the process leading thereto.

Section 11.22 Money Lending Business Act of Japan.

(a) Each Non-Bank Lender entering into this Agreement or becoming a party hereto prior to the Draw Down Date shall promptly deliver to the Borrowers the document provided for in Article 17 of the Money Lending Business Act of Japan in accordance with its terms.

(b) Each Non-Bank Lender shall promptly deliver to the Borrowers the document provided for in Article 18 of the Money Lending Business Act of Japan as necessary upon each repayment of all or part of a Loan.

(c) If a Non-Bank Lender assigns or transfers all or any part of a Loan, it shall send the notification provided for in Article 24 of the Money Lending Business Act of Japan in accordance with its terms.

(d) Each Non-Bank Lender shall perform all of such Non-Bank Lender’s obligations pursuant to clauses (a) through (c) above and all the other obligations of such Non-Bank Lender under the Money Lending Business Act of Japan, and neither the Administrative Agent nor any other Lender shall have any responsibility for any such obligations.

(e) Any Lender who has been assigned all or part of a Loan from a Non-Bank Lender shall perform the obligation pursuant to Item 2 of Article 24 of the Money Lending Business Act of Japan in accordance with its terms, and the neither the Administrative Agent nor any other Lender shall have any responsibility for any such obligations.

(f) Each Non-Bank Lender shall, promptly after the execution of this Agreement, notify the Administrative Agent in writing of the matters to be notified or disclosed to the Borrowers by the Administrative Agent in accordance with the Money Lending Business Act of Japan (including, but not limited to, those under Article 21 thereunder). If there are any amendments to any such matters, the Non-Bank Lender shall immediately notify the Administrative Agent in writing thereof.

(g) Notwithstanding anything to the contrary herein, all expenses arising from the performance by a Non-Bank Lender of its duties under the Money Lending Business Act of Japan (including, but not limited to, the duties as set out in this Section 11.22) shall be borne by such Non-Bank Lender.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parlies hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:
Name: Eyal Desheh
Title: Chief Financial Officer

By:
Name: Eran Ezra
Title: Corporate Treasurer

Facsimile Number for receipt of dial in details of the Base Rate Calculation Call: 1972.3.9062501
Attention:	Rami Blank Ben-Ami

Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement	Signature Page

TEVA HOLDINGS GK

By:
Name: Yuji Orihara
Title: Executive Officer

Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement	Signature Page

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By:
Name:
Title:

Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement	Signature Page

SUMITOMO MITSUI BANKING CORPORATION, BRUSSELS BRANCH,

as Lender

By:	By:

Name: Takashi Shimahara	Name: Akira Monno
Title: General Manager	Title: Joint General Manager

Facsimile Number for receipt of dial in details of the Base Rate Calculation Call (should it wish to participate therein):

Fax number : +44 20 7786 1569

Attention: European Loan Operations

Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement	Signature Page

MIZUHO BANK. as Lender

By:
Name:
Title:

Facsimile Number for receipt of dial in details of the Base Rate Calculation Call (should it wish to participate therein):
+81 - 052 - 241 - 7246
Attention:	Nagoya-chuo Corporate Banking Department

Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement	Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:
	Name:	Paul Cardoen
	Title:	Executive Vice President European Business Division

Facsimile Number for receipt of dial in details of the Base Rate Calculation Call (should it wish to participate therein):

+44 207 577 1559 / +44 207 577 1173

Attention: Manager – Loans Participation /

IB – Transaction Management Team

Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement	Signature Page

DEVELOPMENT BANK OF JAPAN INC., as Lender

By:
	Name:	Toru Hashimoto
	Title:	President and Chief Executive Officer

Facsimile Number for receipt of dial in details of the Base Rate Calculation Call (should it wish to participate therein):
03-3270-2478
Attention:	Norimasa Nakamura

Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement	Signature Page

THE JUROKU BANK LTD., as Lender

By:
Name: Title:

Facsimile Number for receipt of dial in details of the Base Rate Calculation Call (should it wish to participate therein):
+ 81 - 52 - 461 - 8911
Attention:	The Juroku Bank Ltd. Nagoya Branch

Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement	Signature Page

SHINSEI BANK, LIMITED as Lender

By:
Name:
Title:

Facsimile Number for receipt of dial in details of the Base Rate Calculation Call (should it wish to participate therein):
+ 813 - 4560 - 2615
Attention:	Corporate Banking Business Division IV

Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement	Signature Page

NTT FINANCE CORPORATION, as Lender

By:
Name: Title:

Facsimile Number for receipt of dial in details of the Base Rate Calculation Call (should it wish to participate therein):
+ 81 - 3 - 5730 - 3012
Attention:	Kuniaki Hirai

Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement	Signature Page

SCHEDULE 2.01

Part (a):

Tranche A Commitments

Lender	Tranche A Commitment (JPY)

Sumitomo Mitsui Banking Corporation, Brussels Branch		20,000,000,000
Mizuho Bank		20,000,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.		20,000,000,000
The Juroku Bank Ltd.		4,000,000,000
Shinsei Bank, Limited		1,000,000,000
NTT Finance Corporation		500,000,000

Total	JPY	65,500,000,000

Part (b):

Tranche B Commitments

Lender	Tranche B Commitment (JPY)

Sumitomo Mitsui Banking Corporation, Brussels Branch		5,000,000,000
Mizuho Bank		5,000,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.		5,000,000,000
Development Bank of Japan Inc.		20,000,000,000

Total	JPY	35,000,000,000

SCHEDULE 2.10

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	An Affected Lender may, on the first day of each Interest Period (or as soon as possible thereafter) calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for such Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by such Lender as its Additional Cost Rates and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office. The Administrative Agent will promptly notify the Parent upon receipt of any such notice from a Lender.

4.	The Additional Cost Rate for any Lender will be calculated by such Lender as follows:

E×0.01	per cent. per annum.
300

Where:

E	is designed to compensate the Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	[Intentionally Omitted].

7.	If requested by any Lender, the Administrative Agent shall promptly request each Reference Bank to, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of obtaining the information set out in paragraph 7. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the applicable Lender based upon the information referred to in paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.	The Administrative Agent shall have no liability to any person if any such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent or a Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Administrative Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 3.18

STAMP TAXES

(i) Accession Agreement

If an Accession Agreement is executed in Japan, a stamp duty of 200 Japanese yen will be imposed as “contact regarding the receivables transfer or debt assumption”. However, if such Accession Agreement is executed outside of Japan no stamp duty, registration, documentary or similar tax is or will be payable in Japan and for the purpose of stamp duty in Japan, the tax authority in Japan currently treats an agreement or document as having been executed outside of Japan when the last party to such agreement or document executes or releases is signature outside of Japan.

(ii) Credit Agreement

If this Agreement is executed in Japan, it is subject to the stamp tax (the amount of the stamp tax depends on the amount of the borrowed money and the maximum amount is JPY 600,000). If such stamp tax is not paid, three times the amount of such stamp tax would need to be paid as delinquent tax for such default. If, however, a taxpayer voluntarily reports that it did not pay stamp tax and had no expectation that such stamp tax would be determined delinquent, 110% of such stamp tax would need to be paid. In any event, failure to pay the aforementioned stamp will not render the Credit Agreement or any other Loan Document unenforceable.

SCHEDULE 6.03

EXISTING LIENS

None.

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of March 28, 2012 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), among Teva Pharmaceutical Industries Limited, Teva Holdings GK., the Lenders named therein and Sumitomo Mitsui Banking Corporation, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

The Assignor named herein hereby sells and assigns, without recourse, to the Assignee named herein, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth herein the interests set forth herein (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth herein in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date (and, to the extent permitted to be assigned under applicable law, including all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned under the Credit Agreement), but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent together with (i) any documentation required to be delivered by the Assignee pursuant to Section 2.15(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 11.05(b) of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of Japan.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(“Assignment Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Tranche/Commitment (set forth, to at least 8 decimals, as a percentage of the Tranche and the aggregate Commitments of all Lenders thereunder)
[[Tranche A]/[Tranche B] Commitment]:	JPY	%
[[Tranche A]/[Tranche B] Loans]:

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

Facsimile Number for receipt of dial in details of the Base Rate Calculation Call (if such assignment occurs prior to the Base Rate Calculation Date):
Attention:

The undersigned hereby consent to the within assignment:

[Teva Pharmaceutical Industries Limited][1]		[Sumitomo Mitsui Banking Corporation],
as Administrative Agent

By:		By:
	Name:	Name:
	Title:	Title:

By:
Name:
Title:

[1]	To the extent Parent consent is required under the Credit Agreement in connection with such Assignment.

ANNEX 1 to Assignment and Assumption

TEVA HOLDINGS GK

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of any of the Loan Parties, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type and (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) and (b) of the Credit Agreement or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,

fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Assignment Date and to the Assignee for amounts that have accrued from and after the Assignment Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of Japan without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT B

FORM OF BORROWING REQUEST

Dated

Sumitomo Mitsui Banking Corporation,

as Administrative Agent

Attention: Administrative Agent

Ladies and Gentlemen:

This Borrowing Request is delivered to you by                      (the “Borrower”), under Section 2.03 of the Credit Agreement dated as of March 28, 2012 (as restated, amended, modified, supplemented and in effect, the “Credit Agreement”), by and among Teva Pharmaceutical Industries Limited, Teva Holdings GK, the Lenders party thereto, and Sumitomo Mitsui Banking Corporation, as Administrative Agent.

1. The name of the applicable Borrower is                                         .

2. The Borrower hereby requests that the Lenders make a Loan or Loans in the aggregate principal sum of JPY                                                                                   (JPY                     ) (the “Loan” or the “Loans”).2

3. The Borrower hereby requests that the Loan or Loans be made on the following Business Day:3

4. The Loans shall have successive Interest Periods of 3 months (subject to the provisions of the definition of Interest Period).

5. The Loans requested hereby shall be borrowed on a pro rata basis across all Tranches in accordance with the outstanding Commitments under the Tranches (subject to rounding as determined by the Administrative Agent).

5. The Borrower hereby requests that the funds from the Loan or Loans be disbursed to the following bank account:                                         .

6. After giving effect to any requested Loan, the sum of the Credit Exposures under the applicable Tranches (including the requested Loans under the applicable Tranches) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

7. All of the conditions applicable to the Loans requested herein as set forth in the Credit Agreement will be satisfied on the date of such Loans.

8. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

[2]	Complete with an amount in accordance with Section 2.03 of the Credit Agreement.
[3]	Complete with a Business Day in accordance with Section 2.03 of the Credit Agreement.

9. This document has been executed and delivered outside of Japan.

IN WITNESS WHEREOF, the undersigned have executed this Borrowing Request this      day of             ,         .

[ ]

By:
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he is the                      of TEVA PHARMACEUTICAL INDUSTRIES LIMITED (the “Parent”), and that as such he is authorized to execute this certificate on behalf of the Parent. With reference to the Credit Agreement dated as of March 28, 2012 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), among the Parent, Teva Holdings GK and Sumitomo Mitsui Banking Corporation, as Administrative Agent (the “Administrative Agent”) for the lenders (the “Lenders”), which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified);

(a) [There currently does not exist any Default or Event of Default under the Agreement.] [Attached hereto is a schedule specifying the details of [a] certain Default[s] [Event[s] of Default] which exist under the Agreement and the action taken or proposed to be taken with respect thereto.]

(b) Attached hereto are the detailed computations necessary to determine whether the Parent is in compliance with Section 6.04 of the Credit Agreement as of the end of the [fiscal quarter][fiscal year] ending                     .

EXECUTED AND DELIVERED this      day of             , 20    .

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:
Name:
Title:

EXHIBIT D

FORM OF ACCESSION AGREEMENT

ACCESSION AGREEMENT dated as of                     , among TEVA PHARMACEUTICAL INDUSTRIES LIMITED (the “Parent”), [Name of Borrowing Subsidiary] (the “New Borrowing Subsidiary”), and Sumitomo Mitsui Banking Corporation, as Administrative Agent (in such capacity, the “Administrative Agent”).

Reference is made to the Senior Unsecured Japanese Yen Term Loan Credit Agreement dated as of March 28, 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Parent, the Initial Borrower, the Additional Borrowers party thereto from time to time, the financial institutions from time to time parties thereto as lenders (each individually referred to therein as a “Lender” and, collectively, as the “Lenders”), and Sumitomo Mitsui Banking Corporation, as the Administrative Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the Borrowers. The Parent and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become an Additional Borrower under the Credit Agreement. The Parent and the New Borrowing Subsidiary represent that the New Borrowing Subsidiary is a wholly owned Subsidiary incorporated or organized, as applicable, under the laws of [—]. The Parent (i) confirms that no Default or Event of Default is continuing or would result from the New Borrowing Subsidiary becoming an Additional Borrower and (ii) represents that each of the representations and warranties of the Loan Parties in the Loan Documents are true and correct on and as of the date hereof after giving effect to this Accession Agreement. The Parent agrees that the Guaranty of the Parent contained in the Credit Agreement will apply to the Guaranteed Obligations of the New Borrowing Subsidiary. Upon execution of this Accession Agreement by each of the Parent, the New Borrowing Subsidiary and the Administrative Agent, and subject to the satisfaction of the conditions set out in Section 10.01 of the Credit Agreement, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute an "Additional Borrower" for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement, and will be liable for the observance and performance of all of the obligations of a Borrowing Subsidiary under the Credit Agreement (including as a Borrower thereunder) to the same extent as if it had been one of the original parties to the Credit Agreement, including, without limitation, Section 11.04 thereof.

This Agreement constitutes a Loan Document within the meaning of the Credit Agreement. Article XI of the Credit Agreement is incorporated herein by reference mutatis mutandis.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF JAPAN.

[This Agreement has been executed and delivered outside of Japan.]

IN WITNESS WHEREOF, the parties hereto have caused this Accession Agreement to be duly executed by their authorized officers as of the date first appearing above.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED, as Parent by

Name:
Title:

Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY], by

Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent, by

Name:
Title:

EXHIBIT E

APPOINTMENT OF ENGLISH PROCESS AGENT

March 28, 2012

Reference is made to the Senior Unsecured Japanese Yen Term Loan Credit Agreement dated as of March 28, 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Parent, the Initial Borrower, the Additional Borrowers party thereto from time to time, the financial institutions from time to time parties thereto as lenders (each individually referred to therein as a “Lender” and, collectively, as the “Lenders”), and Sumitomo Mitsui Banking Corporation, as the Administrative Agent. Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.

In accordance with Section 11.10(e) of the Credit Agreement, the Loan Parties hereby irrevocably appoint TEVA UK Limited, and by countersigning this letter, TEVA UK Limited hereby accepts such appointment, as agent in England to receive, for and on behalf of any Loan Party, service of process in any proceedings before the English courts in connection with the Credit Agreement or any other Loan Document (such agent, “Process Agent”).

This appointment will be effective only when a duly authorised signatory of the Process Agent has accepted its appointment by execution of this letter.

The Process Agent agrees and acknowledges that each Loan Party has irrevocably appointed it as Process Agent, and therefore its appointment may only cease upon receipt by you of written notice from the Loan Parties, countersigned by or on behalf of the Administrative Agent, terminating its appointment.

In the event of termination of this appointment, the Process Agent will forward to the Loan Parties mail, correspondence, notices, documents or any other items whatsoever received on behalf of the Loan Parties.

This letter shall be governed by and construed in accordance with English law. This letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same document.

Service of process on any Loan Party will be deemed effective if delivered in accordance with the notice provisions as set out in the Credit Agreement if served to Ridings Point, Whistler Drive, Castleford, West Yorkshire, WF10 5HX, United Kingdom.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:
Name:
Title:

By:
Name:
Title:

TEVA HOLDINGS GK

By:
Name:
Title:

By:
Name:
Title:

Agreed, acknowledged and accepted as of the date first written above:

TEVA UK LIMITED, as Process Agent

By:
Name:
Title: